Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE SPECTRANETICS CORPORATION

SAA MERGER SUB, INC.

ANGIOSCORE INC.

AND THE SECURITYHOLDERS’ REPRESENTATIVE

May 27, 2014

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 27, 2014 by and among THE SPECTRANETICS CORPORATION, a Delaware corporation (“Parent”), SAA MERGER SUB, INC., a Delaware corporation (“Merger Sub”), ANGIOSCORE INC., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholders’ Representative.  Certain other capitalized terms used in this Agreement are defined in Exhibit A.  Parent, Merger Sub, the Company and the Securityholders’ Representative are occasionally referred to herein as the “parties” and each a “party.”

RECITALS

A.                                    Parent, Merger Sub, and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

B.                                    The respective boards of directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein;

C.                                    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger and the other transactions contemplated hereby; and

D.                                    Parent shall place a portion of the consideration otherwise payable by Parent in connection with the Merger in escrow as security for the indemnification and other obligations of the Company Securityholders.  The parties hereby agree as follows:

1.                                      DESCRIPTION OF TRANSACTION.

1.1                               The Merger; Effective Time; Closing; Surviving Corporation; Restructuring.

(a)                                 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall merge with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger has the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

(b)                                 Effective Time.  Simultaneously with, or as promptly as practicable after, the Closing, Parent shall file with the Secretary of State of the State of Delaware a certificate of merger in substantially the form attached hereto as Exhibit B (the

“Certificate of Merger”) in such form as required by, and executed in accordance with the relevant provisions of, the Delaware General Corporation Law.  The Merger becomes effective when Parent files the Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c)                                  Closing.  Subject to the satisfaction or waiver of all of the conditions to the Closing contained in Section 6, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Faegre Baker Daniels LLP, as soon as practicable (but not later than three Business Days) after the satisfaction or waiver of the conditions to the Closing contained in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto; provided, however, that Parent shall have the right to defer the Closing to June 30, 2014 but shall be deemed to have waived any remaining conditions precedent under Section 6.2 if it makes such election (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  All proceedings to be taken, all documents to be executed and delivered by the Parties, and all payments to be made and consideration to be delivered, at the Closing is deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings are deemed taken nor any documents executed or delivered until all have been taken, executed and delivered in accordance with this Agreement.

(d)                                 Surviving Corporation.

(i)                                    At the Effective Time, the parties shall cause the Amended and Restated Certificate of Incorporation, as such may be amended from time to time (the “Company Charter”) to be amended so as to read in its entirety as the certificate of incorporation of Merger Sub and, as so amended, such Company Charter is the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Legal Requirement.

(ii)                                At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Amended and Restated Bylaws of the Company is amended so as to read in their entirety as the bylaws of Merger Sub and, as so amended, are the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirement.

(iii)                            Subject to applicable Legal Requirement, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation consists of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office until the earlier of his or her resignation, removal or death or until his or her successor is duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Legal Requirement.

(iv)                             Effective as of, and immediately following, the Effective Time, the officers of the Surviving Corporation are the officers of Merger Sub immediately prior to the Effective Time.

(v)                                 Effective as of, and immediately following, the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub are the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

(e)                                  Restructuring.  If Parent Merger Shares are to be issued as part of the Aggregate Merger Consideration in accordance with Section 1.3(a)(ii) hereof, the parties shall cooperate and use commercially reasonable efforts to restructure the Merger so that it qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.  To the extent Parent Merger Shares are issued pursuant to Section 1.3(a)(ii), for all purposes under this Agreement (including for purposes of Article VIII and the satisfaction of any indemnification claim thereunder), such Parent Merger Shares shall be valued at the Closing Parent Stock Price.

1.2                               Closing Deliverables.

(a)                                 Parent Deliverables. Unless waived by the Company, Parent shall, at or prior to the Closing, do or cause to be done each of the following:

(i)                                    deposit, or cause to be deposited, with the Paying Agent for the benefit of the Company Stockholders, cash in an amount equal to the Cash Merger Consideration (less the sum of (A) the Indemnity Escrow Amount, plus (B) the Representative Fund Amount, plus (C) the Aggregate Warrant Payment Amount, plus (D) the Aggregate Vested Option Payment Amount, plus (E) the Aggregate Plan Payment Amount, plus (F) an amount equal to the Specified Transaction Expenses, plus (G) an amount equal to the Company Debt, plus (H) an amount equal to the Special Escrow Amount), by wire transfer of immediately available funds, to the account of the Paying Agent designated in the Consideration Spreadsheet (such amount, plus any additions thereto, the “Exchange Fund”) (it being understood that, the Exchange Fund may not be used for any purpose that is not expressly provided for in this Agreement); except that, if a portion of the Cash Merger Consideration is to be paid by the issuance of Parent Merger Shares in accordance with Section 1.3(a)(ii) hereof, Parent shall deposit, or cause to be deposited, with the Paying Agent the Parent Merger Shares issuable to the Company Stockholders;

(ii)                                deliver cash in an amount equal to the Aggregate Plan Payment Amount (less the Change of Control Plan Participants’ Pro Rata Portion of the Escrow Fund and the Representative Fund) set forth in the Consideration Spreadsheet, by wire transfer of immediately available funds, to the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to each of the Change of Control Plan Participants set forth in the Consideration Spreadsheet, as soon as reasonably practicable after the Effective Time of the Merger but in no later than the Surviving Corporation’s second payroll following the Effective Time of the Merger; except that, if a portion of the Cash Merger Consideration is to be paid by the issuance of Parent Merger Shares in accordance with Section 1.3(a)(ii) hereof, Parent shall deposit, or cause to be deposited, with the Surviving Corporation the Parent Merger Shares issuable to the Change of Control Plan Participants;

(iii)                            deliver cash in an amount equal to the Aggregate Vested Option Payment Amount (less the Cashed-Out Optionholders’ Pro Rata Portion of the Escrow Fund and the Representative Fund) set forth in the Consideration Spreadsheet, by wire transfer of immediately available funds, to the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to each of the Cashed-Out Optionholders set forth in the Consideration Spreadsheet, as soon as reasonably practicable after the Effective Time of the Merger but in no later than the Surviving Corporation’s second payroll following the Effective Time of the Merger; provided, however, that any such amounts to be paid to non-employee Cashed-Out Optionholders shall be delivered to the Paying Agent for the benefit of such non-employee Cashed-Out Optionholders; and provided further that if a portion of the Cash Merger Consideration is to be paid by the issuance of Parent Merger Shares in accordance with Section 1.3(a)(ii) hereof, Parent shall deposit, or cause to be deposited, with the Surviving Corporation or the Paying Agent (in the case of non-employee Cashed-Out Optionholders) the Parent Merger Shares issuable to the Cashed-Out Optionholders;

(iv)                             deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Cashed-Out Warrantholders, cash in an amount equal to the Aggregate Warrant Payment Amount (less the Cashed-Out Warrantholders’ Pro Rata Portion of the Escrow Fund and the Representative Fund), set forth in the Consideration Spreadsheet; except that, if a portion of the Cash Merger Consideration is to be paid by the issuance of Parent Merger Shares in accordance with Section 1.3(a)(ii) hereof, Parent shall deposit, or cause to be deposited, with the Paying Agent the Parent Merger Shares issuable to the Cashed-Out Warrantholders;

(v)                                 deposit, or cause to be deposited, with the Escrow Agent, cash in the amount equal to the Escrow Fund, by wire transfer of immediately available funds,  to the escrow account of the Escrow Agent designated in the Consideration Spreadsheet; provided, that, if a portion of the Cash Merger Consideration is to be paid by the issuance of Parent Merger Shares in accordance with Section 1.3(a)(ii) hereof, 50% or, at the election of the Company, 100% of the Escrow Fund shall be constituted by Parent Merger Shares (valued at the Closing Parent Stock Price) and Parent shall deposit, or cause to be deposited, with the Escrow Agent such Parent Merger Shares;

(vi)                             deposit, or cause to be deposited, with the Securityholders’ Representative, cash in the amount equal to the Representative Fund Amount, by wire transfer of immediately available funds, to the Representative Account designated in the Consideration Spreadsheet;

(vii)                         deposit cash in the amount equal to the Specified Transaction Expenses, by wire transfer of immediately available funds, to each of the payees set forth in the Closing expense certificate prepared by the Company (the “Closing Expense Certificate”);

(viii)                     deposit cash in the amount equal to the Company Debt, by wire transfer of immediately available funds, to each of the payees set forth in the Closing debt certificate prepared by the Company (the “Closing Debt Certificate”);

(ix)                             deliver the Parent Closing Certificate referenced in Section 6.3(c), dated as of the Closing Date and executed on behalf of Parent by an officer of Parent;

(x)                                 deliver the Escrow Agreement, dated as of the Closing Date and executed by Parent and the Escrow Agent; and

(xi)                             deliver the Paying Agent Agreement, dated as of the Closing Date and executed by Parent and the Paying Agent.

(b)                                 Company Deliverables.  Unless waived by Parent, including pursuant to Section 1.1(c), Company shall deliver to Parent, at or prior to the Closing, each of the following in form and substance reasonably satisfactory to Parent (except to the extent the form is agreed upon by Parent pursuant to this Agreement):

(i)                                    the Company Closing Certificate referenced in Section 6.2(f) dated as of the Closing Date and executed on behalf of the Company by an officer of the Company;

(ii)                                the Escrow Agreement, dated as of the Closing Date and executed by the Company and the Securityholders’ Representative;

(iii)                            resignations of each of the members of the board of directors of the Company no later than immediately prior to the Closing;

(iv)                             the Consideration Spreadsheet, which shall include the Closing Expense Certificate and the Closing Debt Certificate;

(v)                                 Option Termination Agreements, dated as of the Closing Date and executed by the ten largest holders of Vested Options;

(vi)                             Warrant Termination Agreements, dated as of the Closing Date and executed by each Cashed-Out Warrantholder;

(vii)                         one or more payoff letters, executed by each holder of Company Debt;

(viii)                     a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing;

(ix)                             a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(x)                                 all approvals, consents and waivers that are listed on Section 2.5(b) of the Company Disclosure Schedule have been received, and executed counterparts thereof have been delivered to parent at or prior to the Closing;

(xi)                             the Paying Agent Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative;

(xii)                         evidence that the Required Stockholder Approval has been obtained pursuant to Section 5.6(a);

(xiii)                     evidence that all contracts related to the equity securities of the Company listed in Section 2.4 of the Company Disclosure Schedule have been terminated;

(xiv)                      the non-competition and non-solicitation agreements with James Andrews, Jeffrey Bleam, Richard Cassidy, Gary Gershony, Kent Jones, Samuel Omaleki, and Thomas Trotter previously obtained by the Company and delivered to Parent shall be in full force and effect as of the Effective Time;

(xv)                          evidence that the Company has complied with the provisions of Section 5.6(d), Section 5.12, and Section 5.13; and

(xvi)                      such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

1.3                               Merger Consideration; Consideration Spreadsheet.

(a)                                 Merger Consideration.  Subject to the terms and conditions hereof, including, without limitation, Section 1.4 below, the merger consideration payable by Parent pursuant to this Agreement is calculated as follows (the “Aggregate Merger Consideration”):

(i)                                    $115,000,000, such amount to be payable in cash,

(ii)                                plus $115,000,000, such amount to be payable in cash (such amount plus the amount specified in Section 1.3(a)(i), the “Cash Merger Consideration”); provided, that, if (i) Parent has made commercially reasonable efforts to consummate a closing of the convertible debt offering contemplated by the Prospectus on terms acceptable to Parent (the “Debt Offering”), and (ii) despite such efforts the Debt Offering is not consummated, the Cash Merger Consideration payable pursuant to this Section 1.3(a)(ii) may, subject to the provisions of Section 1.1(e) and Section 5.9, be paid by the issuance of the Parent Merger Shares to the Company Securityholders.  “Parent Merger Shares” means the number of shares of Parent Common Stock obtained by dividing (A) $115,000,000 by (B) the volume weighted average, rounded to the nearest one tenth of a cent, of the last reported sale price of Parent

Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal) on the last five trading days immediately preceding the date of the Effective Time (the “Closing Parent Stock Price”), provided that fractional shares shall not be issued but will be settled in cash,

(iii)                            plus the Adjustment Amount (which may be a negative number) (subject to Section 1.4(d) hereof),

(iv)                             minus the aggregate amount of Specified Transaction Expenses set forth in the Closing Expense Certificate and paid to third parties in accordance with Section 1.2(a)(vi) hereof, and

(v)                                 minus the aggregate amount of Company Debt set forth in the Closing Debt Certificate and paid to third parties in accordance with Section 1.2(a)(viii) hereof.

(b)                                 Consideration Spreadsheet.  The Company shall prepare and deliver to Parent, no less than two Business Days prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”) setting forth all of the following information, as of the Closing Date: (i) the names of all Company Securityholders (and such other information as the Paying Agent may reasonably request) as reflected in the records of the Company; (ii) the Company Shares, Cashed-Out Options, and Cashed-Out Warrants held by such Company Securityholders immediately prior to the Closing; (iii) the amount of Specified Transaction Expenses (including an itemized list of each such Specified Transaction Expense indicating the general nature of such expense (i.e., legal, accounting, etc.), and the Person to whom such expense is owed) and the wire transfer information of each such Person; (iv) the aggregate amount of Company Debt along with a breakdown by lender, amount of Company Debt and the wire transfer information of each lender; (v) the Aggregate Vested Option Exercise Price Amount, the Aggregate Vested Option Payment Amount, the Aggregate Warrant Exercise Price Amount,  the Aggregate Warrant Payment Amount and the Aggregate Plan Payment Amount; (vi) the amount of Aggregate Merger Consideration payable to each Company Securityholder (subject to the terms and conditions of this Agreement and any Option Termination Agreement or any Warrant Termination Agreement to which such Company Securityholder is a party) in exchange for the Company Shares, Cashed-Out Options Cashed-Out Warrants or the Change of Control Plan Rights held by such Company Securityholder; (vii) the Indemnity Escrow Amount; (viii) the Special Escrow Amount; and (ix) each Company Securityholder’s Pro Rata Portion of the amounts contributed to the Escrow Fund and the Representative Account.  Unless otherwise provided herein in Section 1.3(a)(ii), Parent shall make all payments made pursuant to this Agreement in cash by wire transfer of immediately available funds.  For the avoidance of doubt, the Applicable Per Share Amount and the amounts that the Company Securityholders are entitled to receive pursuant to Sections 1.3, 1.4, 1.6, 1.7, 1.11 and 1.12 is calculated by allocating the Aggregate Merger Consideration in accordance with (i) the liquidation provisions set forth in the Company Charter, (ii) with respect to each Cashed-Out Option, the calculation of the Vested Option Payment Amount in accordance with the terms and conditions of this Agreement and the respective Option Termination Agreement, (iii) with respect to each Cashed-Out Warrant, the calculation of the Company Warrant Payment Amount in accordance with the terms and conditions of this Agreement and the respective Company Warrant Termination Agreement, and

(iv) with respect to each Change of Control Plan Rights, the calculation of the Aggregate Plan Payment Amount in accordance with the terms and conditions of this Agreement and the Change of Control Bonus Plan.

(c)                                  Escrow Fund and Representative Fund.

(i)                                    Parent shall withhold from the Aggregate Merger Consideration and deposit in separate accounts with Wells Fargo Bank, National Association (the “Escrow Agent”) (A) $18,000,000 of the Aggregate Merger Consideration (the “Indemnity Escrow Amount”) from the Aggregate Merger Consideration (the “Indemnity Escrow Account”), plus (B) $5,000,000 of the Aggregate Merger Consideration (the “Special Escrow Amount”, together with the Indemnity Escrow Amount, the “Escrow Fund”).  The Escrow Agent shall hold and distribute the Escrow Fund as provided in the Escrow Agreement and as described herein.  The Indemnity Escrow Amount may be used solely for the purpose of securing the indemnification obligations of the Company Securityholders set forth in Section 8.1(b) and (c) of this Agreement and Section 1.5 hereof and satisfying the obligations of the Company Securityholders pursuant to Section 1.4(c) and (d) hereof, if any; and the Special Escrow Amount may be used solely for the purpose of satisfying the obligations of the Company Securityholders pursuant to Schedule 1.3(c).  Subject to a reserve for pending claims, the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Agreement shall provide for the release of payments from the Escrow Fund on the following dates (each such date of release, the “Release Date”): (i) with respect to the Indemnity Escrow Amount, the 12- month anniversary of the Closing Date; and (ii) with respect to the Special Escrow Amount, the 24-month anniversary of the Closing Date.  Each release and payment of the Escrow Fund shall occur within five Business Days after the applicable Release Date.  Any release and payment of the Escrow Fund to Company Securityholders is made in accordance with each Company Securityholders’ Pro Rata Portion as set forth on the Consideration Spreadsheet.  All fees, costs, and expenses of the Escrow Agent with respect to the Escrow Fund shall be borne 50% by Parent and 50% by the Company Securityholders (in accordance with each Company Securityholder’s respective Pro Rata Portion), with the portion payable by the Company Securityholders being treated as a Specified Transaction Expense hereunder.

(ii)                                Parent shall withhold $200,000 of the Aggregate Merger Consideration (the “Representative Fund Amount”) from the Aggregate Merger Consideration and deposit the Representative Fund Amount in an account of the Securityholders’ Representative for purposes of funding the reasonable, out-of-pocket costs and expenses of the Securityholders’ Representative incurred in the administration of the services contemplated in Section 1.13 hereof (the “Representative Account”).

(d)                                 Earnout Amount.  The Aggregate Merger Consideration will be increased by up to the amounts specified in this Section 1.3(d) (collectively, the “Earnout Amount”).

(i)                                    The Earnout Amount includes the following:

a)                                     Parent shall make annual payments for Net Sales of the Company’s Products occurring in calendar years 2015, 2016 and 2017, equal to a the product of 2.0 times each year’s annual increase in Net Sales in excess of 10% over the highest preceding year Net Sales (each a “Revenue Milestone Payment” and collectively, the “Revenue Milestone Payments”).  No such Revenue Milestone Payments are payable if the year-over-year change in Net Sales is negative.  Furthermore, under no circumstances may the aggregate Revenue Milestone Payments exceed $50,000,000.  By way of example only, if Net Sales are $62 million in 2014, $74 million in 2015, $70 million in 2016, and $112 million in 2017, the Revenue Milestone Payment for 2015 would be $11.6 million, there would be no Revenue Milestone Payment due for 2016, and the Revenue Milestone Payment for 2017 would be $38.4 million.  For purposes of this Section 1.3(d), “Net Sales” means an amount equal to (i) aggregate gross sales generated by the sale of Company Products, less (ii) deductions for returns and allowances for damaged or missing goods, as determined in accordance with GAAP, and “Company Products” means the products of the Company or any of its Subsidiaries identified on Schedule 1.3(d) attached hereto; it being understood that any such products whether commercialized by the Company or the Surviving Corporation, Parent or any Affiliate thereof constitutes a “Company Product” for purposes hereof.

b)                                     Parent will make a one-time payment of $5,000,000 as additional Aggregate Merger Consideration upon Parent or its Affiliates obtaining European CE Mark approval of the Drug Coated AngioSculpt Product for use in coronary arteries on or before December 31, 2016 (the “AngioSculpt CE Mark Coronary Milestone Payment”).

c)                                      Parent will make a one-time payment of $5,000,000 as additional Aggregate Merger Consideration upon Parent or its Affiliates obtaining European CE Mark approval of the Drug Coated AngioSculpt Product for use in peripheral arteries on or before December 31, 2016 (the “AngioSculpt CE Mark Peripheral Milestone Payment”, and together with the AngioSculpt CE Mark Coronary Milestone Payment, “AngioSculpt CE Mark Milestone Payments”).

d)                                     Parent will make a one-time payment of $15,000,000 as additional Aggregate Merger Consideration upon Parent or its Affiliates obtaining U.S. investigational device exemption approval of the Drug Coated AngioSculpt Product for use in the coronary arteries or peripheral arteries, on or before December 31, 2016 (the “AngioSculpt IDE Milestone Payment,” and together with the AngioSculpt CE Mark Milestone Payments, the “AngioSculpt Milestone Payments”, and together with the Revenue Milestone Payments, collectively, the “Earnout Payments”).

(ii)                                For the period commencing on the Closing Date and ending on December 31, 2017 (the “Earnout Period”), Parent shall separately track the sales of the Company Products in order to calculate the Earnout Payments.

(iii)                            For each quarterly period after the Closing Date and ending on December 31, 2017, Parent shall provide to the Securityholders’ Representative a report setting forth in reasonable detail the progress made during the quarter towards achieving the Earnout Payments (the “Earnout Payment Progress Report”).  The Earnout Payment Progress Report shall show, with respect to the Revenue Milestone Payments, Net Sales by Company Product for each month during the quarterly period, as well as year to date and Closing Date to date.  The Earnout Payment Progress Report shall show, with respect to the AngioSculpt

Milestone Payments, sufficient information to enable the Securityholders’ Representative to assess the progress during the quarterly period year to date and Closing Date to date with respect thereto.  Upon delivery of written notice and during normal business hours, the Securityholders’ Representative and its Representatives may, at Securityholders’ Representative’s expense (on behalf of the Company Securityholders), audit the books and records covering the Company Products and associated Net Sales, except that the foregoing audit right may be exercised no more than once in any 12 month period.  Parent shall and shall cause the Surviving Corporation and any of their Affiliates to cooperate with the Securityholders’ Representative in conducting any such audit.

(iv)                             Parent shall spend at least $6,700,000 on clinical, regulatory and engineering programs towards the achievement of the CE Mark approval for the Drug Coated AngioSculpt Product by December 31, 2016; however, Parent is not required to spend such amounts if it makes a CE Mark Unlikeliness Determination or receives CE Mark approval for the Drug Coated AngioSculpt Product in the coronary and peripheral arteries.  Parent shall spend at least $2,800,000 on clinical, regulatory and engineering programs towards the achievement of the IDE approval for the Drug Coated AngioSculpt Product by December 31, 2016; however, Parent is not required to spend such amounts if it makes an IDE Unlikeliness Determination or receives IDE approval for the Drug Coated AngioSculpt Product in the coronary or peripheral arteries.

(v)                                 If Parents spends less than the amount set forth in Section 1.3(d)(iv) on clinical, regulatory and engineering programs toward CE Mark approval for the Drug Coated AngioSculpt Product between the Closing and December 31, 2016 (and Parent has not made a CE Mark Unlikeliness Determination or received CE Mark approval for the Drug Coated AngioSculpt Product in the coronary and peripheral arteries), Parent will make an additional cash payment equal to the unpaid AngioSculpt CE Mark Milestone Payments.  If Parent spends less than the amount set forth in Section 1.3(d)(iv) on clinical, regulatory and engineering programs toward IDE approval for the Drug Coated AngioSculpt Product between the Closing and December 31, 2016 (and Parent has not made an IDE Unlikeliness Determination or received IDE approval for the Drug Coated AngioSculpt Product in the coronary or peripheral arteries), Parent will make an additional cash payment equal to the AngioSculpt IDE Milestone Payment.  All such additional payments contemplated in this Section 1.3(d)(v) constitute additional “Earnout Amount” and are intended to be treated as additional Aggregate Merger Consideration for all purposes under this Agreement.

(vi)                             Parent shall not offer trade, quantity or cash discounts, rebates, refunds, chargebacks or other allowances with respect to any Company Product during the Earnout Period that are inconsistent in any material respect with those discounts, rebates, refunds, chargebacks or other allowances generally offered by Parent with respect to its products, viewed as a whole, during the Earnout Period. Notwithstanding the foregoing, nothing contained in this Section 1.3(d)(vi)  prevents Parent from reasonably responding to competitive or market changes following the Closing that are reasonably likely to materially adversely affect Parent without such response.

(vii)                         Parent shall use commercially reasonable efforts to materially implement the integration plan previously provided to the Company. Notwithstanding the foregoing, nothing contained in this Section 1.3(d)(vii) prevents Parent from responding to changes or circumstances following the Closing that may adversely affect Parent without such response.

(viii)                     In the event Parent divests any material portion of the Company’s business or of a Parent Change of Control on or before December 31, 2017, Parent shall provide written notice thereof to the Securityholders’ Representative (the “Acceleration Notice”).  Within 20 days from delivery of the Acceleration Notice, the Securityholders’ Representative shall have the right to elect that Parent (or its successor) make the Accelerated Payment (as defined below) to the Company Securityholders within 10 days of the closing of such divestiture or Parent Change of Control (the “Election”). If the Securityholders’ Representative does not make the Election within such 20-day period, the Securityholders’ Representative shall have been deemed to waive the Company Securityholders’ right to the Accelerated Payment and the Earnout Payments shall remain enforceable according to their terms.  Upon the making of the Election, the Company Securityholders are only entitled to the Accelerated Payment and are not entitled to any other Revenue Milestone Payments or AngioSculpt CE Mark Milestone Payments.  The AngioSculpt IDE Milestone Payment remains enforceable in accordance with the terms of this Agreement. “Accelerated Payment” means an amount equal to (A) the Maximum Revenue Milestone Payments (as defined below) as of the effective time of the Parent Change of Control plus any Revenue Earnout Payments previously earned but unpaid, plus (B) if the Parent Change of Control occurs prior to January 1, 2017 and if both AngioSculpt CE Mark Milestone Payments have not been paid, an amount equal to the unpaid AngioSculpt CE Mark Milestone Payments.  “Maximum Revenue Milestone Payments” means an amount equal to $50,000,000 if such a divestiture or Parent Change of Control occurs on or before December 31, 2015; $41,000,000 if such a divestiture or Parent Change of Control occurs during 2016; and $25,000,000 if such a divestiture or Parent Change of Control occurs during 2017.

(ix)                             Subject to Parent’s above undertaking in this Section 1.3(d), Parent may operate the Company as it chooses, in its sole discretion, and is not under any obligation to provide any specific level of investment or financial assistance to the Company or its products or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of the Company.

(x)                                 Parent shall pay the Earnout Payments in cash.  Each time a determination of the Earnout Payment owed is made by Parent, the Securityholders’ Representative shall update the Consideration Spreadsheet and deliver a copy thereof to Parent.  Parent shall make any payment of the Earnout Amount to the Company Securityholders in accordance with each Company Securityholder’s Pro Rata Portion as set forth on the Consideration Spreadsheet.  Except as set forth elsewhere in this Section 1.3(d), Parent shall make all Earnout Payments to be made pursuant to this Section 1.3(d) on or before the 10th Business Day of the month following the determination of the amounts owed, if any, and shall be paid by Parent (or an Affiliate of Parent) to the Paying Agent for the benefit of the Company Securityholders (other than the Cashed-Out Optionholders and Change of Control Plan Participants) or to the Surviving Corporation for the benefit of the Cashed-Out Optionholders and Change of Control Plan Participants.  The parties will treat any payment pursuant to this Section 1.3(d) as an adjustment to the Aggregate Merger Consideration.  Parent may reduce any payment of the Earnout Amount by the amount of any employer Taxes attributable to such payments to Cashed-Out Optionholders and Change of Control Plan Participants (in addition to the other withholding obligations and rights under Section 1.9).

(xi)                             As soon as practicable following achievement of an Earnout Payment, but in no event later than 10 Business Days thereafter, Parent shall prepare and deliver to the Securityholders’ Representative a notice of such achievement and the calculation thereof (each, an “Earnout Notice”).  The Securityholders’ Representative may review all records, work papers, and calculations that are reasonably necessary for the purpose of reviewing the Earnout Notice.  The Securityholders’ Representative has 30 days after delivery of the Earnout Notice in which to notify Parent in writing (such notice, a “Earnout Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Earnout Notice (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the Securityholders’ Representative, make an appropriate adjustment thereto.  If the Securityholders’ Representative does not deliver a Earnout Dispute Notice to Parent during such 30 day period, the Earnout Notice is deemed accepted in the form presented to the Securityholders’ Representative.  If the Securityholders’ Representative timely delivers a Earnout Dispute Notice and Parent and the Securityholders’ Representative do not agree, within 15 days after timely delivery of the Earnout Dispute Notice, to resolve any discrepancy or disagreement therein, either party may submit the discrepancy or disagreement for review and final determination by the Independent Accounting Firm.  The review by the Independent Accounting Firm is limited to the discrepancies and disagreements set forth in the Earnout Dispute Notice, and the Independent Accounting Firm shall resolve such discrepancies and disagreements and determine the Earnout Payment (A) in writing, (B) to the extent applicable in accordance with GAAP, (C) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Securityholders’ Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholders’ Representative as the case may be (and, in any event, no greater than the amounts specified in Section 1.3(d)), (D) as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than 30 days after the date of submission), and (E) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  The Company Securityholders shall pay a portion of the fees and expenses of the Independent Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accounting Firm that are resolved in favor of Parent (that being the difference between the Independent Accounting Firm’s determination and Securityholders’ Representative’s determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accounting Firm (that being the sum total by which Parent’s determination and Securityholders’ Representative’s determination differ from the determination of the Independent Accounting Firm).  Parent shall pay that portion of the fees and expenses of the Independent Accounting Firm that the Company Securityholders are not required to pay hereunder.  In addition, the Securityholders’ Representative shall have the right, based on review of the Earnout Payment Progress Report or its audit rights specified in clause (iii) above, to make a demand for payment of an Earnout Payment and, in such case, any agreement with respect to such Earnout Payment shall be resolved in accordance with the procedures set forth above in this clause (xi).

1.4                               Closing Date Net Working Capital Adjustment.

(a)                                 The Company shall deliver to Parent the Company’s good-faith estimate of the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and a good faith estimate of the corresponding Adjustment Amount no later than three Business Days prior to the Closing Date (the “Estimated Closing Date Net Working Capital Statement”).  The Company shall base such estimate on the Company’s books and records, the best reasonable estimate of the management of the Company, and other reasonably reliable information then available.

(b)                                 The parties shall base the Adjustment Amount paid on the Closing Date (the “Estimated Adjustment Amount”) on the Estimated Closing Date Net Working Capital.  The parties will not know the exact Adjustment Amount as of the Closing Date and shall adjust the Adjustment Amount determined on the Closing Date on the basis set forth herein.  Accordingly, as soon as practicable following the Closing Date, but in no event later than 60 days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative (i) an unaudited balance sheet of the Company as of 11:59 PM Pacific time on the date immediately prior to the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP (as adjusted by the terms of this Agreement) and applied on a consistent basis with the audited Company Financial Statements for the most recent fiscal year end, (ii) a determination of the Closing Date Net Working Capital, and (iii) a statement setting forth the determination of the resulting Adjustment Amount (the “Closing Date Net Working Capital Statement”).

(c)                                  The Securityholders’ Representative and Parent may review all records, work papers, and calculations that are reasonably necessary for the purpose of reviewing the Estimated Closing Date Net Working Capital Statement, the Closing Date Balance Sheet, and the Closing Date Net Working Capital Statement.  The Securityholders’ Representative has 30 days after delivery of the Closing Date Net Working Capital Statement in which to notify Parent in writing (such notice, a “Closing Date Net Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Closing Date Net Working Capital Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by the Parent regarding the adjustment requested by the Securityholders’ Representative, make an appropriate adjustment thereto.  If the Securityholders’ Representative does not deliver a Closing Date Net Working Capital Dispute Notice to the Parent during such 30 day period, the Closing Date Net Working Capital Statement is deemed accepted in the form presented to the Securityholders’ Representative.  If the Securityholders’ Representative timely delivers a Closing Date Net Working Capital Dispute Notice and Parent and the Securityholders’ Representative do not agree, within 15 days after timely delivery of the Closing Date Net Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, either party may submit the discrepancy or disagreement for review and final determination by the Independent Accounting Firm.  The review by the Independent Accounting Firm is limited to the discrepancies and disagreements set forth in the Closing Date Net Working Capital Dispute Notice, and the Independent Accounting Firm shall resolve such discrepancies and disagreements and determine the Closing Date Net Working Capital and the resulting Adjustment Amount (i) in writing, (ii) in accordance with GAAP (as adjusted by the terms of this Agreement) and applied on a consistent basis with the audited Company Financial Statements for the most recent fiscal year end, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Securityholders’ Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholders’ Representative as the case may be, (iv)  as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than 30 days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  The Company Securityholders shall pay (solely from the Indemnity Escrow Amount held in the Escrow Fund) a portion of the fees and expenses of the Independent Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accounting Firm that are resolved in favor of Parent (that being the difference between the Independent Accounting Firm’s determination and Securityholders’ Representative’s determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accounting Firm (that being the sum total by which Parent’s determination and Securityholders’ Representative’s determination differ from the determination of the Independent Accounting Firm).  Parent shall pay that portion of the fees and expenses of the Independent Accounting Firm that the Company Securityholders are not required to pay hereunder.  Following the resolution of all objections of the Securityholders’ Representative regarding the manner in which any item or items are treated on the Closing Date Net Working Capital Statement, by mutual agreement or Independent Accounting Firm, Parent shall prepare the final Closing Date Net Working Capital Statement reflecting such resolution and shall deliver copies thereof to the Securityholders’ Representative and such final Closing Date Net Working Capital Statement is the “Final Closing Date Net Working Capital Statement” and for avoidance of doubt, the final Adjustment Amount set forth in the Final Closing Date Net Working Capital Statement is the “Final Adjustment Amount.”

(d)                                 If the Final Adjustment Amount as finally determined pursuant to Section 1.4(c) exceeds the Estimated Adjustment Amount paid on the Closing Date, Parent shall pay to the Paying Agent (for the benefit of the Company Securityholders (other than the Cashed-Out Optionholders and the Change of Control Plan Participants)) and to the Surviving Corporation (for the benefit of the Company Securityholders who are Cashed-Out Optionholders and the Change of Control Plan Participants) the entire amount of such difference by wire transfer of immediately available funds (in accordance with each Company Securityholder’s respective Pro Rata Portion) in accordance with Section 1.3(b).  If the Estimated Adjustment Amount paid on the Closing Date exceeds the Final Adjustment Amount as finally determined pursuant to Section 1.4(c), the Securityholders’ Representative (on behalf of each Company Securityholder) and Parent shall instruct the Escrow Agent to pay the entire amount of such difference to Parent out of the Indemnity Escrow Amount (in accordance with each Company Securityholder’s respective Pro Rata Portion) in accordance with Section 1.3(b), with any balance of the Indemnity Escrow Amount held in the Escrow Fund being promptly related to the Paying Agent for further distribution to the Company Securityholders in accordance with each Company Securityholder’s respective Pro Rata Portion; provided, however, that if the amount payable to Parent under this Section 1.4(d) exceeds the Indemnity Escrow Amount, the Company Securityholders, severally and not jointly, in each case based on their Pro Rata Portions shall pay to Parent the amount of such excess.

1.5                               Transfer Taxes.  Parent shall timely pay 50% and the Company Securityholders (in accordance with each Company Securityholder’s respective Pro Rata Portion) shall timely pay 50% of all transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby (“Transfer Taxes”).  Any Transfer Taxes payable by the Company Securityholders pursuant to this Section 1.5 are payable from the funds then held in the Indemnity Escrow Account.

1.6                               Treatment of Company Securities.

(a)                                 Conversion.  Subject to Sections 1.3, 1.7 and 1.8 at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder, each share of Company Shares outstanding immediately prior to the Effective Time is cancelled and converted into the right to receive from Parent, promptly following the surrender of the certificate representing such share of Company Shares (each a “Company Stock Certificate”), in accordance with Section 1.7(b), the following consideration:

(i)                                    with respect to each Company Share held in treasury of the Company and each Company Share owned by Parent, Merger Sub, the Company, or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, no payment of any other consideration;

(ii)                                with respect to each share of Series F Preferred Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Series F Per Share Amount;

(iii)                            with respect to each share of Series E Preferred Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Series E Per Share Amount;

(iv)                             with respect to each share of Series D Preferred Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Series D Per Share Amount;

(v)                                 with respect to each share of Series C Preferred Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Series C Per Share Amount;

(vi)                             with respect to each share of Series B Preferred Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Series B Per Share Amount;

(vii)                         with respect to each share of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Series A-1 Per Share Amount;

(viii)                     with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time that is held by a Company Stockholder (other than shares to be canceled and retired in accordance with Section 1.6(a)(i) and the Dissenting Shares), an amount in (A) cash (without interest), or (B) subject to Section 1.3(a)(ii), cash (without interest) and Parent Merger Shares, in each case equal to the Common Per Share Amount; and

(ix)                             with respect to each Dissenting Share, the right to receive payment from the Surviving Corporation with respect thereto in accordance with applicable state law.

The amount of cash, if any, that each Company Stockholder is entitled to receive for the Company Shares held by such Company Stockholder is rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Company Shares held by such Company Stockholder and any cash amount payable in lieu of fractional shares pursuant to Section 1.3(a)(ii) hereof.

(b)                                 Each share of the common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time is converted into one share of common stock of the Surviving Corporation and as of the Effective Time, constitutes all of the issued and outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares remain outstanding and evidence ownership of shares of common stock of the Surviving Corporation.

1.7                               Surrender of Company Stock Certificates.

(a)                                 At the Effective Time, holders of Company Stock Certificates representing the Company Shares that were outstanding immediately prior to the Effective Time cease to have any rights as stockholders of the Company, and the stock transfer books of the Company close with respect to all shares of such capital stock outstanding immediately prior to the Effective Time.  The Company shall not effect any further transfer of any such Company Shares on such stock transfer books after the Effective Time.  If, after the Effective Time, a holder presents a valid Company Stock Certificate to the Surviving Corporation or Parent, Parent shall cause the Surviving Corporation to cancel the Company Stock Certificate and the holder may exchange the Company Stock Certificate as provided in this Section 1.7.

(b)                                 At or as soon as practicable after the date hereof, the Company and Parent shall cause the Paying Agent to send to the holders of record of the Company Shares (i) a letter of transmittal in the form attached hereto as Exhibit C (each, a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for payment in accordance with the terms and conditions of this Agreement.  After the Effective Time and upon surrender to the Paying Agent of a Company Stock Certificate (or an affidavit of loss in lieu thereof), together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate is entitled to receive in exchange therefor payment of an amount payable pursuant to Section 1.6, and the Company Stock Certificate so surrendered is canceled.  Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate is deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a portion of the Aggregate Merger Consideration as determined in accordance with, and subject to, the terms and conditions of this Agreement.  If any Company Stock Certificate has been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Stock Certificate may provide (in lieu of such Company Stock Certificate) an appropriate affidavit as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)                                  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time may be paid to the holder of any unsurrendered Company Stock Certificate (or uncertificated shares of Company Common Stock) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to any cash portion of Applicable Per Share Amount or in lieu of fractional shares may be paid to any such holder, until the surrender of such Company Stock Certificate (or uncertificated shares of Common Stock) in accordance with this Section 1.7.

(d)                                 Parent shall not issue any certificates or scrip representing fractional shares of Parent Common Stock upon the conversion of Company Shares pursuant to this Section 1.  Notwithstanding any other provision of this Agreement, Parent shall pay each holder of shares of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Shares exchanged by such holder), in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Closing Parent Stock Price.

(e)                                  Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Securityholders’

Representative, the Paying Agent, or the Escrow Agent is liable to any Company Securityholder for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Legal Requirement.  Any Aggregate Merger Consideration remaining undistributed to Company Securityholders immediately prior to such time as such Aggregate Merger Consideration payable to the Company Stockholders pursuant to this Section 1 would otherwise escheat to or become the property of any Governmental Authority, to the extent permitted by applicable Legal Requirement, becomes the property of the Surviving Corporation free and clear of all claims or interest of any Person previously entitled thereto.  Furthermore, each of Parent, Merger Sub, the Company, the Surviving Corporation and the Securityholders’ Representative are entitled to rely upon the payment instructions set forth in this Agreement, including, without limitation, the Consideration Spreadsheet.

1.8                               Dissenting Shares.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company (the “Dissenting Shares”) that, as of the Effective Time, are held by a Company Stockholder exercising such Company Stockholder’s right to dissent in accordance with Section 262 of the Delaware General Corporation Law are not converted into or represent the right to receive payment in accordance with Sections 1.6 and 1.7, and such Company Stockholders are entitled only to such rights as may be granted to such Company Stockholders in Section 262 of the Delaware General Corporation Law; provided, however, that if such Company Stockholder’s right to dissent is not perfected, or if such Company Stockholder’s demand for payment is withdrawn pursuant to Section 262 of the Delaware General Corporation Law, as of the later of the Effective Time or the time of the failure to perfect such status or the withdrawal of such demand, such shares are automatically converted into and represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) payment in accordance with Sections 1.6 and 1.7.

(b)                                 The Company shall (i) give Parent prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase Company Shares pursuant to Section 262 of the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent consents in writing to such payment or settlement offer.

1.9                               Withholding Rights.  Parent, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent, as applicable, are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Securityholder such amounts as Parent, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Parent, the Company, the Surviving Corporation, the Paying Agent or the Escrow

Agent, such withheld amounts are treated for all purposes of this Agreement as having been paid to such Company Securityholder.

1.10                        Termination of Exchange Fund.  The Paying Agent shall, upon demand by Parent, deliver any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for two years after the Effective Time and Parent shall pay any holder of Company Shares who has not previously complied with the provisions of this Section 1, after complying with the provisions of this Section 1, payment of its claim to the Applicable Per Share Amount for each Company Share due to such holder of Company Shares.

1.11                        Treatment of Company Options.

(a)                                 Company Options are not continued, assumed, or substituted for by the Surviving Corporation or the Parent as part of the Merger.  Instead, except only as set forth below in this Section 1.11(a) each Unvested Option and each Vested Option that is not exercised as of immediately prior to the Effective Time is cancelled at the Effective Time.  Prior to the Closing, the Company shall provide a notice to the holders of Company Options apprising them that all Unvested Options and any Vested Options that are unexercised as of immediately prior to the Effective Time, are cancelled at the Effective Time and that any payment (as described in Section 1.11(b) below) with respect to any such unexercised Vested Options is contingent upon the holder thereof executing and delivering to the Company, an Option Termination Agreement in the form attached hereto as Exhibit E (an “Option Termination Agreement”).  If a holder of Vested Options executes and delivers the Option Termination Agreement in accordance with this Section 1.11(a) his or her Vested Options are “Cashed-Out Options” for purposes of this Agreement.  All Unvested Options and any Vested Options not exercised prior to the Effective Time and for which a holder does not so execute and deliver the Option Termination Agreement are “Forfeited Options” for purposes of this Agreement and the Company Stock Option Plan.

(b)                                 Prior to the Closing, the Company’s board of directors shall adopt appropriate resolutions and take all other actions reasonably necessary and appropriate to cause (i) each Cashed-Out Option that is outstanding immediately prior to the Effective Time to be cancelled and converted into the right to receive (subject to the terms and conditions of this Agreement and the Option Termination Agreement) a portion of the Aggregate Merger Consideration with respect thereto equal to the Vested Option Payment Amount, less any applicable withholding Taxes (with all withholding Taxes to be paid in cash), and (ii) each Forfeited Option that is outstanding immediately prior to the Effective Time, whether vested or unvested to be canceled for no consideration as of the Effective Time.  As of the Effective Time, all Company Options automatically cease to exist, and each holder of a Company Option ceases to have any rights with respect thereto, except the right to receive the Vested Option Payment Amount, if any.  In accordance with this Agreement and the Option Termination Agreements, as promptly as administratively possible (and, with respect to payments made as of the Closing, in any event no later than the second regular payroll date after the Effective Time) the Surviving Corporation, through the Surviving Corporation’s payroll system, or the Paying Agent, as the case may be, shall pay to the former holders of Cashed-Out Options such amounts as such holders are entitled to receive pursuant to this Agreement and the Option Termination Agreement, reduced by applicable withholding Taxes.  Any portion of the proceeds payable with respect to any Company Option that is held in the Escrow Fund is reported as compensation income and only subject to withholding for income and employment Taxes at such time as the amounts are released and disbursed from the Escrow Fund and paid to the former holder of such Company Option.

1.12                        Treatment of Company Warrants.

(a)                                 Prior to the Closing, the Company shall provide a notice to the holders of Company Warrants apprising them that, subject to the holder thereof executing and delivering to the Company prior to the end of the Business Day on the date that is at least three Business Days prior to the Closing Date a Warrant Termination Agreement in the form attached hereto as Exhibit F (a “Warrant Termination Agreement”), such holder is entitled to the payments set forth in this Agreement with respect to such Company Warrant, all in accordance with and subject to the terms and conditions of this Agreement and the Warrant Termination Agreement.  If a holder timely executes and delivers the Warrant Termination Agreement in accordance with this Section 1.12(a) his or her Company Warrants are “Cashed-Out Warrants” for purposes of this Agreement.  Any holder that fails to timely execute and deliver a Warrant Termination Agreement forfeits such Company Warrant and such Company Warrant terminates effective as of the Closing.

(b)                                 Prior to the Closing, the Company’s board of directors shall adopt appropriate resolutions and take all other actions it determines are reasonably necessary and appropriate to cause each Cashed-Out Warrant that is outstanding immediately prior to the Effective Time to be cancelled and converted as of the Effective Time into the right to receive (subject to the terms and conditions of this Agreement and the Warrant Termination Agreement) a portion of the Aggregate Merger Consideration with respect thereto equal to the Company Warrant Payment Amount less any applicable withholding Taxes (with any such withholding Taxes to be paid in cash).  As of the Effective Time, all Cashed-Out Warrants automatically cease to exist, and each holder of a Cashed-Out Warrant ceases to have any rights with respect thereto, except the right to receive the Company Warrant Payment Amount, if any, in accordance with this Agreement and the Warrant Termination Agreements.

1.13                        Securityholders’ Representative.

(a)                                 The Company, by the execution and delivery of this Agreement, and each Company Securityholder, by the execution and delivery of any Letter of Transmittal, any Option Termination Agreement or any Warrant Termination Agreement hereby irrevocably constitutes and appoints Shareholder Representative Services LLC as the sole, exclusive, true and lawful agent and attorney-in-fact of each Company Securityholder (the “Securityholders’ Representative”), with full power of substitution to act in such Company Securityholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement or the Escrow Agreement, and to act on such Company Securityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Securityholders’ Representative deems necessary or appropriate in connection with the transactions contemplated by this Agreement or the Escrow Agreement, including, without limitation, the power:

(i)                                    to waive any condition to the obligations of such Company Securityholder to consummate the transactions contemplated by this Agreement;

(ii)                                to execute and deliver all ancillary agreements, certificates and documents on behalf of such Company Securityholder which the Securityholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement; and

(iii)                            to do or refrain from doing any further act or deed on behalf of such Company Securityholder as is assigned, delegated or charged to the Securityholders’ Representative or which the Securityholders’ Representative otherwise deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Company Securityholder could do if personally present.

All such actions set forth or described in this Section 1.13(a) are deemed to be facts ascertainable outside this Agreement and are binding on the Company Securityholders.

(b)                                 The appointment of the Securityholders’ Representative is deemed coupled with an interest and is irrevocable, and Parent, its Affiliates, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholders’ Representative on behalf of the Company Securityholders in all matters referred to herein.  All notices delivered by Parent or the Company (following the Closing) to the Securityholders’ Representative (whether pursuant hereto or otherwise) for the benefit of the Company Securityholders shall constitute notice to the Company Securityholders.  The Securityholders’ Representative shall act for the Company Securityholders on all of the matters set forth in this Agreement in the manner the Securityholders’ Representative believes to be in the best interest of the Company Securityholders as a whole and consistent with its obligations under this Agreement, but the Securityholders’ Representative is not liable or responsible to the Company Securityholders for any loss or damages it or they may suffer by reason of the performance by the Securityholders’ Representative of its duties under this Agreement, other than loss or damage arising from fraud by or gross negligence of the Securityholders’ Representative.

(c)                                  If the Securityholders’ Representative resigns or is otherwise similarly unable to carry out its duties hereunder, then the Company Securityholders with an aggregate Pro Rata Portion of 51% (the “Requisite Company Securityholders”) shall within five Business Days appoint a new Securityholders’ Representative.  The Requisite Company Securityholders may at any time, for any reason or no reason, remove the Securityholders’ Representative.  If at any time there is not a Securityholders’ Representative and the Company Securityholders fail to designate in writing a successor Securityholders’ Representative within five Business Days after receipt of a written request delivered by Parent to the Requisite Company Securityholders requesting that a successor Securityholders’ Representative be designated in writing, then Parent may petition a court of competent jurisdiction to appoint a new Securityholders’ Representative hereunder.

(d)                                 All actions, decisions and instructions of the Securityholders’ Representative taken, made or given pursuant to the authority granted to the Securityholders’ Representative pursuant to this Section 1.13 is conclusive and binding upon each Company

Securityholder, and no Company Securityholder may object, dissent, protest, or otherwise contest the same.  The Company, by the execution and delivery of this Agreement, each Company Stockholder, by the execution and delivery of any Letter of Transmittal, each Cashed-Out Optionholder, by the execution and delivery of any Option Termination Agreement, each Company Warrantholder, by the execution and delivery of any Warrant Termination Agreement, as applicable, is deemed to have approved, confirmed and ratified any action taken by the Securityholders’ Representative in the exercise of the power-of-attorney granted to the Securityholders’ Representative pursuant to this Section 1.13, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of each such Company Securityholder.

(e)                                  The Securityholders’ Representative is not liable to the Company Securityholders for any act done or omitted hereunder in its capacity as the Securityholders’ Representative unless caused by fraud by or gross negligence of the Securityholders’ Representative.  The Securityholders’ Representative shall not have any fiduciary, agency or other duties to the Company Securityholders and its only obligations are as expressly set forth in this Agreement.  The Securityholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company Securityholders hereunder, and Parent, the Company and the Surviving Corporation agree that they will not look to the underlying assets of the Securityholders’ Representative for the satisfaction of any obligations of the Company or the Company Securityholders (or any of them).  The Company Securityholders shall jointly, in accordance with their respective Pro Rata Portion, indemnify and defend the Securityholders’ Representative and hold the Securityholders’ Representative on demand harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) incurred by the Securityholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Securityholders’ Representative duties hereunder or under the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or fraud of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or fraud.  If not paid directly to the Securityholders’ Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholders’ Representative from (i) the funds in the Representative Fund, (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders, and (iii) from any Earnout Amounts at such time as any such amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Securityholders’ Representative to be paid from the Representative Fund, the Escrow Fund and the Earnout Amounts, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. The Company Securityholders acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the

Securityholders’ Representative or the termination of this agreement. The Securityholders’ Representative may retain its own counsel and other professional advisers at the expense of the Company Securityholders in connection with the acceptance, performance or administration of the Securityholders’ Representative’s duties hereunder or under the Escrow Agreement or the exercise of any of the Securityholders’ Representative’s rights hereunder.

(f)                                   Without limiting the generality of the foregoing, the Securityholders’ Representative is authorized and empowered to establish such reserves as the Securityholders’ Representative may from time to time determine, in its sole discretion, to be necessary and desirable in connection with the reasonable, out-of-pocket expenses and other costs to be borne by the Securityholders’ Representative or the Company Securityholders hereunder, including the Representative Fund, and to pay such reserves from the Representative Fund or direct the Parent to make payment of such amounts from the Escrow Amount to be applied to such reserves in lieu of the payment to the Company Securityholders.

(g)                                 The Representative Fund Amount shall be maintained by the Representative Account for use by the Securityholders’ Representative in accordance with this Agreement.  The Company Securityholders will not receive any interest or earnings on the Representative Fund Amount and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative will not be liable for any loss of principal of the Representative Fund Amount other than as a result of its gross negligence, fraud or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  Any portion of the Representative Fund Amount remaining after (i) payment of all of the Securityholders’ Representative’s reasonable, out-of-pocket expenses following the resolution of all indemnification claims under Article VIII and resolution of all earn-out matters under Section 1.3(d) hereof and (ii) the determination by the Securityholders’ Representative that such funds are no longer necessary in connection with indemnification claims or earn-out matters that may be brought thereunder (such portion of the Representative Fund Amount, the “Remaining Representative Fund”) shall be delivered to the Paying Agent for distribution to the Company Securityholders in the amounts such Company Securityholders would receive if the Remaining Representative Fund were instead a portion of the Escrow Amount to be distributed to such Company Securityholders in accordance with the Escrow Agreement.  The Securityholders’ Representative shall hold and disburse the Representative Fund Amount for the Company Securityholders, and the Representative Account shall not be used for any other purpose and shall not be available to the Parent or any other Indemnified Person to satisfy any claims hereunder.

(h)                                 The provisions of this Section 1.13 are independent and severable, constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Company Securityholders to the Securityholders’ Representative, and are binding upon the executors, heirs, legal representatives, successors and assigns of each such Company Securityholder.  As of the Effective Time, the obligations of the Company (as the Surviving Corporation) with respect to the Securityholders’ Representative shall terminate, including, without limitation, the power-of-attorney granted pursuant to this Section 1.13.

(i)                                    Notwithstanding anything to the contrary in this Agreement, the parties hereto and the Company Securityholders acknowledge and agree that this Section 1.13 is governed by, construed and enforced in accordance with the laws of the State of Delaware.

2.                                      REPRESENTATIONS AND WARRANTIES OF COMPANY.  Except as disclosed in a disclosure schedule of even date herewith delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as follows as of the date hereof and the earlier to occur of the Closing Condition Satisfaction Date or the Closing Date (as though made as of the earlier to occur of the Closing Condition Satisfaction Date or the Closing Date), except for statements that speak as of a specific date.  For the purposes of this Article II, references to the Company shall also include any Subsidiary of the Company, as applicable:

2.1                               Organization, Standing and Power.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power to own its properties and to carry on its business as now being conducted (the “Current Company Business”).  The Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Current Company Business by Company requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.  The Company has posted in the Data Room true and correct copies of the Company Charter and Amended and Restated Bylaws of the Company (or comparable organizational documents, as applicable), in each case as in effect as of the date of this Agreement and the Closing.

2.2                               Subsidiaries.  The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

2.3                               Power and Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Certificate of Merger, the Escrow Agreement and the other agreements contemplated hereby to which the Company is a party, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement, the Certificate of Merger, the Escrow Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by Company of the Closing and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and the other agreements contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

2.4                               Capitalization.  The authorized, issued and outstanding capital stock of the Company is set forth in Section 2.4 of the Company Disclosure Schedule, taking into account that as of the Closing additional Company Shares may be issued upon exercise of Company Options and Company Warrants identified thereon.  The Company Shares constitute all of the issued and outstanding capital stock of the Company.  All outstanding Company Shares (a) are duly authorized, validly issued, fully paid, and non-assessable, (b) are free of any Encumbrances created or imposed by the Company,  and (c) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Charter or Amended and Restated Bylaws of the Company or any agreement to which Company is a party or by which it is bound.  Except as set forth in Section 2.4 of the Company Disclosure Schedule, and for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any equity securities of the Company or obligating Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding Company Shares or other equity securities of the Company, all of which terminate at or prior to the Effective Time.  Except for the Company Charter and except as set forth in Section 2.4 of the Company Disclosure Schedule, there are no contracts, commitments or agreements (except for agreements related to previously consummated issuances of equity securities) relating to the voting, purchase, rights of registration or sale of equity securities of the Company (x) between or among the Company and any Person; and (y) to the Knowledge of the Company, between or among any Company Securityholders, all of which terminate at or prior to the Effective Time.  The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.  As of the Closing Date, the Consideration Spreadsheet is true, accurate and correct in all material respects.

2.5                               Noncontravention.  Subject to the Required Stockholder Approval, and except as set forth in Section 2.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not result in, a termination, or breach or violation by the Company of, or give rise to a party’s right to accelerate, modify, cancel, or terminate, or a default by the Company under (with or without notice or lapse of time, or both), or require any consent under, (a) any provision of the Company Charter or Amended and Restated Bylaws of the Company or other organizational document of the Company, as amended to date, (b) any Material Contract, Lease, Owned Intellectual Property or Third Party Intellectual Property, (c) any Legal Requirement applicable to the Company or any of its properties or assets, or (d) any Permit affecting the properties, assets or business of the Company.  Section 2.5(b) of the Company Disclosure Schedule sets forth all approvals, consents and waivers in respect of items contained on Section 2.5(a) of the Company Disclosure Schedule, the absence of which could result in a Company Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, whether inside or outside the United States (each, a “Governmental Authority”) is required to be obtained or made by the Company at or prior to the Closing Date in order for the Company to execute and deliver this Agreement or to consummate the Closing or the other transactions contemplated hereby, except (i) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or filings or notifications related to other Antitrust Laws, if applicable, and (ii) the filing of the Certificate of Merger with the

Secretary of State of the State of Delaware.  The execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not result in, the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

2.6                               Governmental Authorizations.  The Company has obtained each material federal, state, county, local, or foreign Governmental Authority consent, license, permit, grant, or other authorization (“Permits”) required for the operation by the Company of the Current Company Business, except as may be necessary as a result of any facts or circumstances relating solely to Parent or any of its Affiliates, and all of such Permits obtained by the Company are in full force and effect. All fees and charges with respect to such Permits due as of or prior to the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.  Section 2.6 of the Company Disclosure Scheudule, lists all current material Permits issued to the Company, including the names of the Permits.

2.7                               Financial Statements.

(a)                                 The Company has posted in the Data Room (or made available for review by Parent or its Representatives) (i) the audited consolidated balance sheets, statements of income and stockholders’ equity and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 and (ii)(A) the unaudited balance sheet of Company (the “Company Balance Sheet”) as of March 31, 2014 (the “Company Balance Sheet Date”) and (B) the unaudited consolidated statements of income and stockholders’ equity for the period ended March 31, 2014, in the case of (i) above together with the notes to such financial statements (collectively, the “Company Financial Statements”).  The Company Financial Statements (x) are consistent with the books and records of the Company; (y) have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered; and (z) fairly present, in all material respects, the financial condition, results of income, stockholders’ equity and cash flows of the Company as of the dates indicated therein, subject to normal year end adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements.  The financial records of the Company, all of which the Company has made available to Parent, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(b)                                 The Company maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability of their assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reporting of assets is compared to existing assets at regular intervals and (v) inventory, accounts, notes and other receivables are recorded accurately and proper procedures are implemented to effect the collection thereof on a timely basis.

2.8                               Litigation.  Except as set forth in Section 2.8 of the Company Disclosure Schedule, there is no litigation, Action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  There are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets

2.9                               Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Company that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the Current Company Business by the Company.

2.10                        Intellectual Property.

(a)                                 Section 2.10(a) of the Company Disclosure Schedule provides a complete and accurate list of all issued patents, pending patent applications, copyright applications and registrations, trademark applications and registrations, unregistered trademarks, trade names, company names, URLs, and domain names that are Business Intellectual Property.

(b)                                 Section 2.10(b) of the Company Disclosure Schedule provides a complete and accurate list of all contracts of the Company by which the Company has received and is to receive rights in or to any Business Intellectual Property (other than agreements relating to commercially-available, off-the-shelf software), and each of such contracts is in writing, and signed by its respective parties and has not been materially breached or defaulted upon by a party.

(c)                                  Section 2.10(c) of the Company Disclosure Schedule provides a complete and accurate list of all agreements of the Company by which the Company has granted or is granting rights in or to any Business Intellectual Property, including without limitation the distribution or license of, or royalty payments with respect to, Business Intellectual Property, and each of such agreements is in writing and signed by its respective parties and has not been materially breached or defaulted upon by a party.

(d)                                 Except as set forth in Section 2.10(d) of the Company Disclosure Schedule:

(i)                                    the Company owns all right, title and interest in and to all of the Owned Intellectual Property, and such Owned Intellectual Property is free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any past, present or future payments (other than maintenance fee payments), charges or fees or conditions, rights or restrictions, and no third party has communicated to the Company in writing any disagreement regarding the foregoing;

(ii)                                the Company has a, and the Merger shall not affect the Company’s, valid right to use all Third Party Intellectual Property for as long as such Third Party Intellectual Property is in force (or such term of the applicable agreement with the third party, if shorter);

(iii)                            the Company’s right to use Third Party Intellectual Property is not subject to any Encumbrances other than Permitted Encumbrances;

(iv)                             the Company is not in breach or default and has not been in breach or default of any of the terms of applicable agreements governing such Third Party Intellectual Property;

(v)                                 the Business Intellectual Property constitutes all of the Intellectual Property used in the operation of the Company;

(vi)                             no product made, used, sold, offered for sale or imported by the Company, embodiment or use of any Business Intellectual Property, or any service rendered or process carried out by the Company, infringes upon or has been alleged to infringe upon, misappropriates or has been alleged to misappropriate or otherwise violates any Intellectual Property owned or held by any other Person;

(vii)                         the Company has not received an offer of license or forbearance with respect to the Intellectual Property of any Person;

(viii)                     the rights of the Company in and to all Business Intellectual Property are valid and enforceable;

(ix)                             no Owned Intellectual Property, and to the Knowledge of the Company, no Third Party Intellectual Property, is or has been subject to any judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use or adversely affecting the ownership, scope, validity, enforceability or other quality of such Intellectual Property;

(x)                                 there is no (nor has there been) pending or, to the Knowledge of the Company, threatened, legal, administrative or governmental action, suit, claim, allegation or proceeding relating to any Owned Intellectual Property nor, to the Knowledge of the Company,  is there any (nor has there been) pending or threatened, legal, administrative or governmental action, suit, claim, allegation or proceeding relating to any Third Party Intellectual Property (in each case including without limitation any interference, reissue, reexamination, review, opposition proceeding, or other proceeding or third party communications contesting the rights of the Company to any Business Intellectual Property or the ownership, use, scope, enforceability, validity or other quality of any Business Intellectual Property);

(xi)                             to the Knowledge of the Company, there is no infringement, misappropriation or other violation of any Business Intellectual Property by any Person;

(xii)                         the Company is in compliance with all applicable Legal Requirements with regards to all Owned Intellectual Property (including without limitation payment of filing, examination, and maintenance fees and proofs of working or use) and all such Owned Intellectual Property is in full force and effect; and

(xiii)                     the Company has not assigned, transferred, granted any license to, or made any covenant regarding, any Business Intellectual Property or any Intellectual Property that would have qualified as Business Intellectual Property, and the Company has not entered into any agreement, whether written, oral or otherwise, with any third party relating to the assignment, transfer or license of any Business Intellectual Property or any Intellectual Property that would have qualified as Business Intellectual Property.

(e)                                  Except as set forth in Section 2.10(e) of the Company Disclosure Schedule, each past and present employee, independent contractor and consultant of the Company has executed a written agreement with the Company by which he or she, in substance, (i) accepted an obligation of confidentiality to not disclose to certain Persons any confidential information about the business of the Company and (ii)  assigned to the Company all Intellectual Property created by him or her solely or jointly with others, including without limitation inventions, improvements, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment or engagement by the Company, except with respect to Intellectual Property (i) developed entirely on the employees’, contractors’ or consultants’ own time without using the Company’s equipment, supplies, facilities, or confidential information or (ii) specifically excluded in agreements with consultants included in the Data Room and which is not used in or necessary for the Current Company Business.  To the Knowledge of the Company, none of the employees, independent contractors or consultants are in violation of such agreements.

(f)                                   To the Knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any such Company Intellectual Property.

2.11                        Interested Party Transactions.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, the Company is not (i) indebted to any Company Securityholder, officer, director, independent contractor or employee of the Company (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no such Company Securityholder or officer or employee is indebted to the Company, and (ii) a party to any agreement, lease or other instrument or arrangement with the officer, director, employee, Company Securityholder owning more than 10% of the Company Shares on a fully-diluted basis, or, to the Company’s Knowledge, any other Company Securityholder (other than the Company’s standard consulting agreements or employment contracts or employee benefit plans or indemnification agreements or agreements related to previously consummated issuances of equity securities).  Except as set forth in Section 2.11 of the Company Disclosure Schedule, no Company Securityholder, director, officer, or to the Knowledge of the Company independent contractor or employee thereof owns or has any interest in any property (real or person, tangible or intangible), used in or pertaining to the business of the Company other than as a result of his, her or its ownership of, or interest in, Company Shares, Company Options or other securities of the Company set forth in Section 2.4 of the Company Disclosure Schedule.

2.12                        Material Contracts.

(a)                                 Section 2.12(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has posted in the Data Room, or made available to Parent or its Representatives, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement.

(b)                                 With respect to each Material Contract listed in Section 2.12(a) of the Company Disclosure Schedule: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company, and, to the Knowledge of the Company, each Material Contract is a legal, valid and binding agreement of any other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) (A) to the Knowledge of the Company, no party to such Material Contract is in material breach or default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or default thereunder by the Company, or would permit the modification or premature termination of such Material Contract by any other party thereto; and (iii) such Material Contract will continue to be so legal, valid, binding, in full force and effect, and enforceable (on identical terms upon the consummation of the transactions contemplated herein, (iv) neither the Company nor its Subsidiaries has waived any material right under such Material Contract, (v)  neither the Company nor its Subsidiaries has received any prepayment under such Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Company Balance Sheet); and (vi) if the parties to such Material Contract are performing under terms that have expired by the express terms of such Material Contract, then Section 2.12(a) of the Company Disclosure Schedule identifies such expiration and describes the material terms under which such parties continue to perform.

(c)                                  “Material Contract” means any written legally binding, executory contract, agreement or commitment to which the Company is a party (i) that provides for payments to or performance by the Company in an amount equal to or in excess of $100,000 per annum in the aggregate, excluding any Company Benefit Plan, employment agreements and contracts with independent contractors or consultants (or similar arrangements) and standard indemnification agreements, (ii) all contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (iii) that is a supplier, vendor or other contract that provides for payments by the Company in excess of $100,000 per annum and which cannot be terminated by the Company after the Closing in accordance with its terms upon not more than 90 days’ notice without penalty or cost, (iv) that limits or restricts in any material respect the ability of the Company to compete or otherwise to conduct its Current Company Business, (v) evidencing indebtedness for borrowed or loaned money in excess of $100,000, including guarantees of such indebtedness by the Company, Company Debt and any capital leases, (vi) that is a lease or similar contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Company, in either case of (A) or (B) above, involving payments to or by the Company in excess of $100,000 per annum in the aggregate, (vii) relates to a material joint venture, partnership or teaming agreement involving the Company pursuant to which the Company has ongoing service or payment obligations, (viii) pursuant to which Company has granted any exclusive rights, title or interest in, under or to any Owned Intellectual Property, (ix) all employment agreements and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without penalty or without more than 60 days’ notice, (x) all contracts between or among the Company on the one hand and a Company Securityholder or any Affiliate of a Company Securityholder (other than the Company) on the other hand, excluding any securities issuance agreements and employment agreements and contracts with independent contractors or consultants (or similar arrangements), (xi) all collective bargaining agreements or Contracts with any union to which the Company is a party, (xii) all material Contracts with any Governmental Authority to which the Company is a party, or (xiii) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts to which the Company is a party.

2.13                        Customers and Suppliers.  No Material Supplier of the Company has canceled or otherwise terminated, or, in the prior 12 months, made any written threat to the Company to cancel or otherwise terminate, its relationship with Company or has at any time on or after the Company Balance Sheet Date, decreased materially its services or supplies to the Company.  Section 2.13 of the Company Disclosure Schedule lists the 10 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company (the “Material Suppliers”) and the 10 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Company, in each case for the 12-month period ended on March 31, 2014.  The Company has not received any communication indicating that, and there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company.

2.14                        Employees and Consultants.  The Company has made available to Parent a list, as of the date of this Agreement, containing (a) all current employees (including part-time employees and temporary employees), current independent contractors and current consultants of Company, in each case identified by a reference number with names to be provided after the execution of this Agreement, and (b) their current respective base salaries or wages, target incentive compensation and title.  Except as provided in Section 2.14 of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than as required under applicable Legal Requirements, and (ii) the Company’s relationships with all individuals who act on their own as contractors or other service providers to Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination.  All compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Closing Date Net Working Capital Statement)

and, except as disclosed on Section 2.14 or 2.19 of the Company Disclosure Schedule, there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

2.15                        Title to Property.  The Company has good and valid title to, or a valid leasehold interest in, all of the tangible properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or other Encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”):  (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; or (c) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted

2.16                        Real Estate.

(a)                                 All leases and subleases for real property (each a “Lease” and collectively, “Leases”) to which the Company or any of its Subsidiaries is a party are in full force and effect and are binding and enforceable against the Company and its Subsidiaries, as applicable, and against the lessors thereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Section 2.16 of the Company Disclosure Schedule sets forth a list and description of all real properties leased by the Company or any of its Subsidiaries. The Company has posted true and correct copies of all such Leases, as amended or modified, in the Data Room (or has made them available for review by Parent or its Representatives).  The Company and its Subsidiaries do not own any real property.

(b)                                 With respect to the Leases, neither the Company nor its Subsidiaries is in material default under the terms of the Leases; and, to the Knowledge of Company, each lessor is not in material default under any of the terms of the Leases.

2.17                        Environmental Matters. The Company and its Subsidiaries are in substantial compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company or any of its Subsidiaries (collectively, “Company’s Facilities”).  The Company and its Subsidiaries have not and no third party has, discharged, emitted, released, leaked or spilled Hazardous Materials at any of Company’s Facilities that are reasonably likely to give rise to material liability of the Company under Environmental Laws.  No civil, criminal or administrative action, proceeding or, to the Knowledge of the Company, investigation is pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, is being threatened against Company or any of its Subsidiaries, with respect to Hazardous Materials or Environmental Laws.

2.18                        Taxes.  Except as set forth in Section 2.18 of the Company Disclosure Schedule:

(a)                                 The Company has filed all income Tax Returns and all other material Tax Returns that it was required to file (taking into account all applicable extensions to file any such Tax Return) and paid all Taxes owed by the Company (whether or not shown as due on any Tax Return).  All Taxes of the Company due on or before the date of this Agreement (taking into account applicable extensions) and without regard to whether such Taxes are shown on any Tax Return by or on behalf of the Company have been timely paid.  The Company has complied with all applicable requirements relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid.  The Company has made available to Parent accurate and complete copies of all U.S. federal income and all other material Tax Returns filed by Company during the four preceding calendar years.  The Company has reserved or will adequately reserve for current, deferred and potential or contingent Tax liabilities that will accrue through the Closing Date determined as if the taxable year and all taxable periods of the Company end on the Closing Date.

(b)                                 The Company is not a party to, and has not received from any Governmental Authority any written notice regarding any contemplated or pending, audit, examination or other administrative or court proceeding involving Taxes imposed thereon.

(c)                                  No extension of time with respect to any date on which a Tax Return was required to be filed by the Company that extends such date beyond the date hereof is in force, and no waiver or agreement by the Company is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the Closing Date (other than in connection with extensions of time for filing Tax Returns that are set forth in Section 2.18(c) of the Company Disclosure Schedule).

(d)                                 The Company has not received from any Governmental Authority in a jurisdiction where the Company has not filed any Tax Return any written claim that the Company is subject to taxation by that jurisdiction.  The Company has not been notified in writing by any Governmental Authority regarding any proposed, asserted, or assessed deficiency for any Tax imposed on the Company that was not settled or paid.

(e)                                  There are no liens for Taxes on any material asset of the Company other than liens for Taxes not yet due and payable.

(f)                                   The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than an agreement, such as a lease, the principal purpose of which is not the sharing or allocation of Taxes). The Company has not been a member of an affiliated group, consolidated or unitary Tax group for Tax purposes.  The Company does not have any liability for the Taxes of any third party under

Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(g)                                 The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)                                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions that occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) any deferral of income under Section 108(i) of the Code as a result of the acquisition of a debt instrument.

(i)                                    The Company has not been and will not be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(j)                                    The Company has not engaged in a transaction that would be reportable by or with respect to the Company pursuant to Sections 6011, 6111, or 6112 of the Code.

(k)                                 The Company has never had a permanent establishment in any jurisdiction other than the United States.

(l)                                    Section 2.18(l) of the Company Disclosure Schedule sets forth:

(i)                                    those years for which examinations by the taxing authorities have been completed.

(m)                             The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(n)                                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(o)                                 There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

2.19                        Employee Benefit Plans.

(a)                                 Employee Plans.  Section 2.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, fringe, death benefit, hospitalization or other medical plan, but excluding regular wages and salary, which is (i) sponsored, maintained, contributed to, or required to be contributed to by the Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any Person who performs or who has performed services for the Company or any ERISA Affiliate or (ii) with respect to which Company or any ERISA Affiliate has any current or reasonably anticipated future material liability or obligation (collectively, the “Company Employee Plans”).

(b)                                 Documents.  The Company has delivered to Parent or its Representatives (or made available for review by Parent or its Representatives) true and complete copies of each of the Company Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, material participant agreements, employee booklets, administrative service agreements, summary plan descriptions, and compliance and nondiscrimination tests for the last three plan years.  With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available for review by Parent or its advisors copies of the Form 5500 reports filed for the last three plan years.  Company has made available for review by Parent or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c)                                  Compliance.  Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by all statutes, rules, and regulations (including ERISA and the Code).  The Company and each ERISA Affiliate are not in material default under or material violation of, and to the Knowledge of the Company, there has not been any material default or material violation by any other party to, any of the Company Employee Plans.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.  Other than routine claims for benefits, there are no pending Actions that have been asserted or instituted with respect to any Company Employee Plan and, to the Knowledge of the Company, no such Actions are pending.

(d)                                 Effect of Transaction.  The consummation of the Closing will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other compensatory payment (including golden parachute, bonus or benefits under any Company Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due to any such employee or service provider.  Except as provided in Section 2.19(d) of the Company Disclosure Schedule, no benefit payable or that may become payable by Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement is reasonably expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(e)                                  At no time in the past has the Company or any ERISA Affiliate maintained or made any contributions to or been obligated to make any contributions to any multiemployer plan (within the meaning of ERISA Section 3(37)) or any pension plan subject to Title IV of ERISA.

(f)                                   No Company Employee Plan provides health, dental, life insurance or other welfare benefits to any employee of the Company (or any dependent of such employee, following termination of the employee’s employment, except as may be required by Code Section 4980B or any similar state law.

(g)                                 Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has (i) been operated in compliance with Section 409A since January 1, 2005 (or such later date as Section 409A of the Code first applied to such Company Employee Plan and (ii) complied with Section 409A in form since January 1, 2009 (or such later date as Section 409A of the Code first applied to such Company Employee Plan.  All equity awards issued by the Company either (i) comply with the requirements of Section 409A of the Code or (ii) are exempt from Section 409A of the Code.

2.20                        Employee Matters.  The Company is in material compliance with all currently applicable Legal Requirements respecting terms and conditions of employment, including, but not limited to, those relating to wages, hours, employee safety, other conditions of employment, maintaining complete and accurate records as required by, but not limited to, the Fair Labor Standards Act, the Occupational Safety and Health Act, and the Immigration and Nationality Act, and payment of withholding and unemployment taxes.  As of the Closing, the Company has paid or accrued all wages, compensation and benefits due to its Employees prior to Closing in accordance with the Company’s regular payroll practice and schedule, and all withholding and unemployment taxes due thereon.  No independent contractors who regularly provide services to the Company are improperly classified as such under applicable laws and regulations.  There are no material proceedings pending or, to the Knowledge of the Company, being overtly threatened against Company by current or former employees.  The Company is not, and has not ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not ever been, any Union representing or purporting to represent any employee of the Company, and, to Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the

Company or any of its employees.  The Company has no duty to bargain with any Union.  Each member of the Company’s medical advisory board performed services in consideration for the compensation, including Company Options, paid or issued to such member.

2.21                        Insurance.  Section 2.21 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies of liability, general liability, errors and omissions and other similar forms of insurance which are held and maintained by the Company (other than any insurance policies which are also Company Employee Plans).  There is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and such policies are in full force and effect.  The Company is in compliance in all material respects with the terms of such policies.  There has been no written notice of the termination of, or material premium increase with respect to, any of such policies.

2.22                        U.S. Foreign Corrupt Practices Act.  Neither the Company nor any Company Employee or anyone acting (or purporting to act) on the Company’s behalf has (i) offered, promised, authorized, paid or provided money, gifts, or anything else of value directly or indirectly to any non-U.S. government official, political party or official thereof, or candidate for non-U.S. political office in order to assist the Company in obtaining, retaining, or directing business or (ii) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.) as amended to the extent applicable to the Company’s business.

2.23                        Compliance With Laws.  The Company is in material compliance with, and has not received any written or oral notices of any material pending violation with respect to, any Legal Requirements with respect to or applicable to the conduct of the Current Company Business or its properties or assets.

2.24                        Brokers’ and Finders’ Fee.  Except for the fees included in the Closing Expense Certificate, which such fees are the responsibility of the Company Securityholders, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with this Agreement or any transaction contemplated hereby.

2.25                        Health Care Compliance.

(a)                                 The Company and its respective directors, officers, employees, and agents (while acting in such capacity) are, and at all times for the past five years, have been, in material compliance with all relevant health care Legal Requirements applicable to the Company, including, but not limited to: the FDA Act, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), and the exclusion laws, SSA § 1128 (42 U.S.C. 1320a-7), and the regulations promulgated pursuant to such Legal Requirements, and comparable state or foreign Legal Requirements (collectively, “Health Care Laws”).  The Company has not received any notification, correspondence, or any other communication from any Governmental Authority of potential or actual non-compliance by, or liability of, the Company under any Health Care Laws that would be reasonably expected to materially affect the Company or its products.  To

Company’s Knowledge, no circumstances exist that would be reasonably likely to constitute a violation of any Health Care Law.

(b)                                 There is no Action pending, received or, to the Company’s Knowledge, threatened against the Company that relates in any way to a violation of any Health Care Law or other Legal Requirement pertaining to governmental health care programs or which could result in the imposition of penalties against or the exclusion of the Company from participation in any such health care program that would be reasonably expected to impact the Current Company Business.  None of Company or any of its officers, directors, employees, or agents has engaged in any activity which is reasonable cause for civil penalties or mandatory or permissive exclusion from any governmental health care program.

(c)                                  The Company has obtained and maintained each Permit required by all applicable Health Care Laws, and all of such Permits are in full force and effect.  All of such Permits are listed on Section 2.25(c) of the Company Disclosure Schedule.  The Company has not received any communication from any Governmental Authority regarding, and, there are no facts or circumstances (including, without limitation, the performance of the transactions contemplated under this Agreement) that are, to Company’s Knowledge, likely to give rise to, (i) any material adverse change in any such Permit, or any failure to comply with any applicable Health Care Laws or any term or requirement of any such Permit or (ii) any revocation, rescission, withdrawal, suspension, cancellation, limitation, termination or material modification of any such Permit.

(d)                                 All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Authority, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(e)                                  During the past five years, Company has not had any manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Authority and alleging or asserting noncompliance with any applicable Legal Requirements, Permits, and, to the Knowledge of Company, neither the FDA nor any Governmental Authority is considering such action.  All products have been manufactured in material compliance with applicable quality requirements under any Legal Requirements, including, without limitation, FDA quality system regulations contained in 21 C.F.R. 820.

(f)                                   All preclinical and clinical trials in respect of the Company’s products that have been or are being conducted by or on behalf of Company, whether or not they have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Registration or other Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Legal Requirements, including, but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 812, as well as clinicaltrials.gov.  During the past five years, the Company has not received any notices, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated, and to Company’s Knowledge, there is no reason to believe that the FDA or any other Governmental Authority is considering such action.

(g)                                 The Company is not the subject of any pending or, to the Knowledge of Company, threatened, investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Company has not and, to Company’s Knowledge, none of its officers, employees, or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Legal Requirement. As of the date hereof, to Company’s Knowledge, no Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against Company or any of its officers, employees, or agents.

(h)                                 During the past five years, except as set forth in Section 2.25(h) of the Company Disclosure Schedule, there have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, warning letters, “dear doctor” letters, medical device reports, vigilance reports, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company or its products (“Safety Notices”). Section 2.25(h) of the Company Disclosure Schedule lists (i) all such Safety Notices, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii), any material complaints with respect to the Company or its products that are currently unresolved.  There have been no material product complaints with respect to the Company’s products, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in (i) a Safety Notice with respect to the Company or its products, (ii) a change in the marketing classification or a material change in labeling of any the Company’s products; or (iii) a termination or suspension of marketing or testing of any the Company’s products.

(i)                                    Company has materially complied with all reporting requirements under applicable Legal Requirements, including, without limitation, the Medical Device Reporting requirements contained in 21 C.F.R Part 803 with respect to the Company’s products.

(j)                                    Company is not a covered entity or a business associate of any covered entity as defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the applicable requirements of certain privacy and security standards issued pursuant to HIPAA, codified at 45 CFR Parts 160 through 164, as amended from time to time (“HIPAA Regulations”).  Company has created and maintained written policies and procedures to protect the privacy of all individually identifiable health information in accordance with applicable law, and has implemented appropriate security procedures including, without limitation, administrative, physical and technical safeguards, to protect the confidentiality, integrity and availability of all electronic individually identifiable health information that

Company creates, receives, maintains or transmits.  Company is in compliance in all material respects with applicable state health information privacy and security laws and has experienced no security incidents as defined under applicable state laws.

(k)                                 Company has materially complied with the Physician Payments Sunshine Act (42 U.S.C. 1320a-7h) and its implementing regulations, and comparable state laws that require medical device manufacturers to adhere to compliance standards when marketing their products, implement compliance standards or certifications, and track and report payments or other transfers of value to health care professionals.

(l)                                    All sales, marketing, and promotional materials and activities of Company have been in compliance, in all material respects, with applicable Legal Requirements.

2.26                        Products Liability.  Since January 1, 2009, no product liability claim has been made against the Company and there is no Action against it giving rise to any liability arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or distributed by the Company.  Since January 1, 2009, the Company has not received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold, leased or distributed by the Company.  There has not been any material product recall (voluntary, involuntary or otherwise) by the Company.

2.27                        Undisclosed Liabilities.  The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Company Financial Statements as of the Company Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those liabilities set forth in Section 2.27 of the Company Disclosure Schedule.

2.28                        Officers and Directors; Bank Accounts.  Section 2.28 of the Company Disclosure Schedule lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

2.29                        Absence of Certain Changes, Events, and Conditions.  Since the Company Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other organizational documents of the Company;

(c)                                  split, combination or reclassification of any shares of its capital stock;

(d)                                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, except as reflected on Section 2.4 of the Company Disclosure Schedule;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                                   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(g)                                 entry into any contract that would constitute a Material Contract;

(h)                                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(i)                                    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company Balance Sheet or cancellation of any debts or entitlements;

(j)                                    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(k)                                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)                                    any capital investment in, or any loan to, any other Person;

(m)                             acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n)                                 any material capital expenditures;

(o)                                 imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)                                 except as set forth in Section 2.4(p) of the Company Disclosure Schedule, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Legal Requirement, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(q)                                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Company Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)                                  any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(s)                                   entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)                                    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Legal Requirement or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(v)                                 action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any action described in Section 2.18(h) that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(w)                               any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.30                        Inventory.  With respect to the inventory of the Company (including all raw materials, supplies, manufactured parts, purchased parts, consigned goods, work-in-process and finished goods), (a) all of such inventory is merchantable and fit for the purpose for which it was procured or produced, (b) all of such inventory, other than inventory written-off or written-down in the Company Financial Statements, consists of a quality and quantity usable and salable in its Ordinary Course of Business, (c) none of such inventory is damaged or defective, and (d) as of the date hereof, Section 2.30 of the Company Disclosure Schedule lists any of such inventory that will expire within six months after the date hereof.

2.31                        Immigration Matters.

(a)                                 With respect to all current employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of the Company, accurate and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (collectively “IRCA”) and copies of all documentation, records or other papers retained with Forms I-9 (Employment Eligibility Verification Forms), have been delivered or made available to Parent.  The Company has complied with IRCA with respect to the completion of Forms I-9 for all employees and the re-verification of the employment status of all employees whose employment authorization documents indicated a limited period of employment authorization.

(b)                                 The Company has no employees working under USCIS or INS authorization in E, F, H, J, L, M, O, P, or TN Visa Status.  The Company has not made any representations to any person concerning any sponsorship for temporary or permanent immigration status.  The Company has no employees for whom they currently have petitions or applications for immigration benefits pending with the U.S. Citizenship and Immigration Services or the U.S. Department of Labor (the “DOL”).

(c)                                  The Company maintains current files containing all Labor Condition Applications and related public and non-public access documentation which they must present upon request by the DOL including, but not limited to, all documentation noted in 20 C.F.R §655.760.  The Company maintains current files containing all documentation which they are required to maintain if an audit occurs related to labor certification for permanent employment filings, including but not limited to all documentation noted in 20 C.F.R §655 and 656 and the rules and regulations promulgated thereunder.

(d)                                 The Company has taken the required actions under applicable Legal Requirements to confirm the identity and work status eligibility of its employees.  The Company has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has the Company been warned, fined or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation.

(e)                                  The consummation of the transactions contemplated by this Agreement will not (i) give rise to any liability for the failure to properly complete and update Forms I-9, (ii) give rise to any liability for the employment of individuals not authorized to work in the United States, or (iii) cause any current employee to become unauthorized to work in the United States.

2.32                        Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Prospectus or Form S-4 will, at the time the Prospectus is delivered to investors, the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, or at the time the Form S-4 is first sent to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Form S-4 relating to the solicitation of written consents from the Company’s stockholders will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference in the Prospectus or Form S-4 based on information supplied by Parent or either Merger Sub for inclusion or incorporation by reference therein.

3.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.  Parent and Merger Sub jointly and severally represent and warrant to the Company, as applicable, that:

3.1                               Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power to own its properties and to carry on its business as now being conducted.  There is no pending or, to the knowledge of Parent, threatened, action for the dissolution, liquidation or insolvency of Parent.  Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub.  Merger Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger, and has not (a) engaged in any business activities or owned any properties or assets other than in connection with the Merger, (b) conducted any operations other than in connection with the Merger, or (c) incurred any liabilities other than in connection with the Merger.

3.2                               Authorization and Binding Obligation of Parent.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Certificate of Merger, the Escrow Agreement and the other agreements contemplated hereby to which the Parent and/or Merger Sub is a party, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by Parent and Merger Sub of this Agreement, the Certificate of Merger, the Escrow Agreement and the other agreements contemplated hereby to which the Parent and/or Merger Sub is a party and the consummation of the Closing and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (as applicable), and no other authorization or consent of Parent, Merger Sub or their respective stockholders is necessary.  This Agreement and the other agreements contemplated hereby to which the Parent or the Merger Sub is party has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3                               Noncontravention.  Neither the execution and delivery by Parent or Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:  (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent and Merger Sub; (b) require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for (i) to the extent applicable, the filing by Parent or Merger Sub of such reports and information with the SEC under the Securities Exchange Act, as may be required in connection with this Agreement and the other transactions contemplated by this Agreement, including the filing with the SEC and declaration of effectiveness under the Securities Act of a registration statement on Form S-4 in connection with the issuance of the Parent Merger Shares, (ii) the notification requirements under the HSR Act, or filings or notifications related to other Antitrust Laws, if applicable, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) any

registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to execute and deliver this Agreement or consummate the Closing or the other transactions contemplated hereby (a “Parent Material Adverse Effect”); (c) violate any Legal Requirement applicable to Parent or any of its properties or assets, except for any violation that would not reasonably be expected to have a Parent Material Adverse Effect; (d) conflict with or violate any material contract of Parent, except for any conflict or violation that would not reasonably be expected to have a Parent Material Adverse Effect, (e) render Parent insolvent or unable to pay its debts as they become due.

3.4                               Litigation.

(a)                                 There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Parent, investigation, pending before any Governmental Authority or, to the knowledge of Parent, threatened in a communication with Parent, against Parent or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect.

(b)                                 There is no judgment, decree or order against Parent or, to the knowledge of Parent, against any of its respective directors or officers (in their capacities as such) that specifically names Parent or its Subsidiaries or such directors or officers and that would reasonably be expected to result in a Parent Material Adverse Effect.

3.5                               Parent Merger Shares.

(a)                                 The Parent Merger Shares have been duly authorized, and upon issuance, will be validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription, right of first refusal, or similar rights under any Legal Requirement or the organizational documents of Parent.

(b)                                 Upon consummation of the transactions contemplated by this Agreement, the Company Securityholders shall acquire good and valid title to the Parent Merger Shares free and clear of all Encumbrances other than securities law restrictions of general applicability.

(c)                                  If issued in accordance with the terms of this Agreement, the Parent Merger Shares will be registered under the Securities Act and will be freely tradable shares, not subject to any holding period or volume limitation (other than Parent Merger Shares that may be issued to Persons that are, or become, an Affiliate of Parent).  The Parent Merger Shares if issued pursuant to this Agreement will have been approved for listing on the NASDAQ Global Select Market.

3.6                               Parent SEC Documents; Financial Statements.

(a)                                 Parent has filed each statement, annual, quarterly, and other report, registration statement, and definitive proxy statement (“Parent SEC Documents”) required to be filed (other than preliminary material) by Parent with the SEC.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained, as of the date of filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by any subsequently filed Parent SEC Document.

(b)                                 The consolidated financial statements (including any related notes thereto) of Parent included in the Parent SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, (C) as permitted by Form 10-Q or (D) that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries, if any, as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

3.7                               Information Supplied.  None of the information supplied or to be supplied by Parent or either Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act or at the time it is first sent to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or either Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

3.8                               Financial Ability.  As of the time of the Closing, Parent has and will have such funds available to it as are necessary to pay the Aggregate Merger Consideration in accordance with Section 1.3 and Section 1.4 hereof and any fees and expenses of Parent and its applicable Affiliates relating to the Merger and the other transactions contemplated by this Agreement.

3.9                               Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or its Affiliates, except those for which Parent will be solely responsible.

4.                                      CONDUCT PRIOR TO THE CLOSING DATE.

4.1                               Conduct of Business of Company.  During the period from the date of this Agreement through the earlier of the termination of this Agreement in accordance with Article VII or the Closing Date (the “Pre-Closing Period”), except (i) to the extent necessary to comply with Company’s obligations under this Agreement, (ii) as reasonably necessary to ensure that the Company complies with applicable Legal Requirements, or (iii) as consented to in writing by Parent (A) the Company shall use reasonable best efforts to (1) carry on its business in a manner that does not depart materially from the manner in which such business was being conducted prior to the date of this Agreement and in the ordinary course of business consistent with past practice, (2) preserve intact its present business organization, (3) maintain and preserve intact the business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, licensees, licensors, distributors, lenders, suppliers, regulators and otheconrs having business relationships with the Company, (4) pay its debts, Taxes and other obligations when due, (5) defend and protect its properties and assets from infringement or usurpation, (6) preserve and maintain all of its Permits, and (7) comply in all material respects with all applicable Legal Requirements, and (B) the Company shall not, without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed):

(a)                                 amend the Company Charter or the Amended and Restated Bylaws of the Company or permit the amendment of any of the organizational documents of any Subsidiary;

(b)                                 issue or sell any equity securities (other than in connection with the exercise of Company Options or Company Warrants) or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any Company Shares, or any securities or obligations convertible into, or exercisable or exchangeable for, any Company Shares;

(c)                                  enter into or amend any agreements pursuant to which Company (i) transfers or licenses exclusively to any Person any material Owned Intellectual Property, or (ii) otherwise grants to any person exclusive rights in any material Owned Intellectual Property;

(d)                                 sell, lease or license to any Person, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material to the Company and its Subsidiaries, taken as a whole;

(e)                                  form any Subsidiary or acquire any material equity interest in any other Person (except for short-term investments);

(f)                                   incur any Indebtedness in excess of $25,000 outside the ordinary course of business;

(g)                                 enter into any contract or agreement that would be a Material Contract, Lease or Third Party Intellectual Property if it had been in existence on the date hereof,

or terminate, modify or amend in any material respect any Material Contract, Lease or Third Party Intellectual Property;

(h)                                 materially reduce the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;

(i)                                    waive any material right under any Material Contract;

(j)                                    acquire or agree to acquire by merging with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to the Company’s business, taken as a whole;

(k)                                 make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement with any taxing authority, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material assessment in respect of Taxes, in each case if such election, change, settlement or consent would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date;

(l)                                    cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 2.29 to occur; or

(m)                             enter into a binding agreement to take any of the actions described in Sections 4.1(a) through 4.1(l).

For the purposes of this Article IV, references to the Company include any Subsidiary of the Company.

5.                                      ADDITIONAL AGREEMENTS.

5.1                               Access to Information.  During the Pre-Closing Period, subject to applicable Legal Requirements including Antitrust Laws, the Company shall afford, subject, with respect to any classified materials, to Parent’s and its Representatives’ compliance with any security clearance requirements and procedures (to the extent determined necessary by the Company in order to comply with applicable Legal Requirements), Parent and its personnel, accountants, counsel and other representatives (including financing sources bound in writing to maintain the confidence of such information) reasonable access during normal business hours to (a) all of Company’s books, contracts, commitments and records, (b) all other existing information concerning the business, properties and personnel of Company as Parent may reasonably request, and (c) such other access as may be reasonably necessary or appropriate in order for Parent to conduct a compliance audit of the Company; provided, however, that (i) in exercising access rights under this Section 5.1, Parent shall not interfere unreasonably with the conduct of the business of the Company and (ii) Parent shall provide the Company with reasonable written notice prior to accessing any of the foregoing.  Notwithstanding anything to the contrary, neither Parent nor its Affiliate or any of their Representatives shall contact any of the Company’s customers, vendors or employees regarding the transactions contemplated by this Agreement unless specifically authorized in advance by the Company.

5.2                               Public Disclosure; Confidentiality.  Except as may be required by Legal Requirement:

(a)                                 the Company shall not, and cause its Affiliates and Representatives to not, issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby; and

(b)                                 the parties incorporate by reference the terms of the Mutual Nondisclosure Agreement, dated December 3, 2013 between the Company and Parent (the “Confidentiality Agreement”), which continues in full force and effect until the Closing, at which time such Confidentiality Agreement terminates.  From and after the Closing, by approving this Agreement, the Company Securityholders and the Securityholders’ Representative shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Parent and its Affiliates (including the Company), except to the extent that such Person can show that such information (a) is generally available to and known by the public through no fault of a Company Securityholder, the Securityholders’ Representative, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by a Company Securityholder, the Securityholders’ Representative, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  For the avoidance of doubt, any information delivered pursuant to Section 1.3(d) is considered confidential information of Parent and its Affiliates and subject to the terms of this Section 5.2(b).  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.  Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Securityholders’ Representative shall be permitted to: (i) after the Closing of the Merger, publicly announce that it has been engaged to serve as the Securityholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information as required by applicable Legal Requirements or to employees, advisors or consultants of the Securityholders’ Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 5.2(b) or (B) are bound by obligations of confidentiality to the Securityholders’ Representative of at least as high a standard as those imposed on the Securityholders’ Representative under this Section 5.2(b).  In the event the Securityholders’ Representative is required to make any such disclosure pursuant to any applicable Legal Requirements, the Securityholders’ Representative shall provide Parent with prompt written notice thereof and shall cooperate with Parent’s efforts to contest or limit the scope of such disclosure.

(c)                                  The rights and remedies for actual or threatened breach of this Section 5.2 include having such provision specifically enforced by any court having equitable jurisdiction. Such actual or threatened breach will cause irreparable injury to non-breaching party and money damages do not provide an adequate remedy.

5.3                               Efforts; Government Approvals and Further Assurances.

(a)                                 Parent, Merger Sub and the Company shall use commercially reasonable efforts to satisfy the conditions to Closing and to consummate the Closing and the other transactions contemplated hereby.  Each of Parent, Merger Sub, and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby.  Without limiting the generality of the foregoing, Parent, Merger Sub and the Company shall: (i) make any filings and give any notices required to be made or given by such party in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby; (ii) use commercially reasonable efforts to obtain any material consent required to be obtained (pursuant to any applicable Legal Requirement, Material Contract or otherwise) by such party in connection with this Agreement, the consummation of the Closing and the other transactions contemplated hereby; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby.  The Company shall use commercially reasonable efforts to assist Parent with the preparation of the Prospectus, and the Parent shall use commercially reasonable best efforts to promptly prepare the Prospectus.  Each of Parent, Merger Sub and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period, it being understood that delivery of such filings, notices and consents exclusively to the outside counsel of such other party are deemed to be in compliance with the requirements of this Section 5.3(a).

(b)                                 The Company and Parent shall use their commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for the performance of their obligations pursuant to this Agreement. Each of Parent and the Company shall use their commercially reasonable to (i) file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to this Agreement, the consummation of the Closing and the other transactions contemplated hereby, and (ii) to submit promptly any additional information requested by any such Governmental Authority and to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating the Closing and the other transactions contemplated hereby.  If required by the HSR Act and if the appropriate filing of a premerger notification and report form pursuant to the HSR Act has not been filed prior to the date hereof, each of Parent and the Company agrees to make an appropriate filing of a premerger notification and report form with respect to the transactions contemplated by this Agreement within five Business Days after the date hereof, to make all other filings, notifications or other consents as may be required to be made or obtained by such party related to other Antitrust Laws in those jurisdictions identified in Section 5.3(b) of the Company Disclosure Schedule, which contains the list of the only jurisdictions where clearance is a condition to Closing, and to supply promptly any additional information and documentary material that may be subsequently requested by the relevant Governmental Authority.  The parties directly or indirectly through any of their Affiliates, shall not enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required to:  (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable Antitrust Laws, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.  Parent shall pay the filing and related fees in connection with any such Antitrust Laws filings that are made by any of the parties.  Each of the Company (to the extent it has actual knowledge of such facts) and Parent shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to this Agreement, the consummation of the Closing and the other transactions contemplated hereby; and (B) keep the other party informed as to the status of any such legal proceeding.  The Company and Parent shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted by either of them in connection with any legal proceeding under or relating to national security matters.  Notwithstanding the foregoing, nothing in this Section 5.3 shall require, or be construed to require, Parent or any of its Affiliates to agree to (x) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (y) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Parent Material Adverse Effect or Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (z) any material modification or waiver of the terms and conditions of this Agreement.

(c)                                  Parent shall promptly notify the Company if its compliance audits of the Company disclose any findings, observations, events, conditions, systems, policies, processes, or procedures that, if such findings, observations, events, conditions, systems, policies, processes, or procedures existed after Closing would require the Company to notify the Office of Inspector General under the Company’s Corporate Integrity Agreement. Parent and the Company shall use commercially reasonable efforts to remedy any such findings, observations, events, conditions, systems, policies, processes, or procedures prior to Closing. The Company and Parent shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with remedying those findings, observations, events, conditions, systems, policies, processes, or procedures. Parent’s receipt or transmittal of information pursuant to this Section 5.3 does not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Company in this Agreement and is not deemed to amend or supplement the Company Disclosure Schedule.

5.4                               Tax Matters.

(a)                                 Cooperation on Tax Matters.  Parent, the Company, the Surviving Corporation and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of any Tax Return or amended Tax Return with respect to any taxable period beginning before the Closing Date, and in connection with any audit, litigation or other proceeding with respect to Taxes for such taxable periods.  Such cooperation includes the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Company, the Surviving Corporation and the Securityholders’ Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, Parent or the Company, as the case may be, shall allow the other parties to take possession of such books and records.  Parent and the Securityholders’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax of the Company, the Surviving Corporation its Subsidiaries or Parent that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(b)                                 Tax Returns.

(i)                                    Pre-Closing Tax Returns. The Company shall prepare and file all Tax Returns relating to the Company or its Subsidiaries that are required to be filed on or before the Closing Date (taking into account applicable extensions) in accordance with past practices and customs unless otherwise required by applicable law. The Company shall provide Parent with copies of such Tax Returns.

(ii)                                Post-Closing Tax Returns. Parent shall prepare and file (or cause the Surviving Corporation to prepare and file) all Tax Returns relating to the Company and its Subsidiaries that are required to be filed after the Closing Date. Parent shall prepare any Tax Returns, to the extent relating to any Pre-Closing Tax Period, in accordance with the Company’s past practices and customs unless otherwise required by applicable law. If the Taxes reflected on such Tax Returns would form the basis for a claim of indemnification pursuant to Section 8.1(b), Parent shall provide such Tax Returns to the Securityholders’ Representative for review and comment at least 30 days prior to the due date for filing such Tax Returns, shall consider in good faith (but is not required to make as long as such good faith standard is satisfied) reasonable changes to such Tax Returns requested by the Securityholders’ Representative.   The Securityholders’ Representative will cooperate with Parent to release from the Escrow Fund any amount owed in respect of such Tax Returns pursuant Section 8.1(b) 3 days before the due date of such Tax Returns.

(c)                                  Tax Audits and Contests.  Parent shall give written notice to the Securityholders’ Representative of the receipt of any written notice received by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by the Parent pursuant to Article VIII (a “Tax Claim”); provided, that failure to comply with this provision does not affect Parent right to indemnification hereunder unless the Securityholders are materially prejudiced by such failure. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Securityholders’ Representative (which consent may not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Securityholders’ Representative may participate in the defense of such claim and employ counsel of its choice for such purpose.  The Company Securityholders shall solely bear the fees and expenses of such separate counsel.

(d)                                 Straddle Periods. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 5.4(d). The portion of such Tax attributable to the Pre-Closing Straddle Period (i) in the case of any Taxes other than income Taxes, sales or use taxes, value-added taxes, employment taxes, or withholding taxes, shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any income Taxes, sales or use taxes, value-added taxes, employment taxes, or withholding taxes, shall be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period shall be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined.

5.5                               Employee Matters.  As promptly as reasonably practicable, but in no event resulting in a gap in coverage, after the Closing Date, Parent shall enroll Company Employees who were employees of the Company immediately prior to the Closing and who remain employees of the Company or become employees of Parent or any Affiliate of Parent following the Closing (the “Continuing Employees”) in employee benefit plans sponsored by Parent or any Affiliate of Parent for which such employees are eligible (the “Parent Plans”), including its medical plan, dental plan, life insurance plan and disability plan, on substantially similar terms applicable to employees of Parent or such Affiliate of Parent who are similarly situated based on levels of responsibility, to the extent permitted by the terms of the applicable Parent Plans; provided, however, that Parent is not obligated to enroll any Continuing Employee in Parent Plans if Parent or such Affiliate of Parent maintains in effect a comparable existing Company benefit arrangement for the benefit of such employee following the Closing.  Without limiting the generality of the foregoing, for Continuing Employees so enrolled in Parent Plans, Parent shall recognize the prior service with the Company of each of the Continuing Employees for purposes of eligibility and vesting and entitlement to severance and vacation benefits. Subject to any Legal Requirements and solely to the extent permitted by the terms of such plans and, if applicable, insurer, Parent shall use commercially reasonable efforts to cause the group health plan maintained by the Parent or an affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to Continuing Employees, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to such employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company prior to the Closing) and (ii)  provide such Continuing Employees with credit, for the calendar year in which the Closing occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that were incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by Parent or such Affiliate of Parent.  Notwithstanding anything in this Section 5.5 to the contrary, this Section 5.5 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Parent or such Affiliate of Parent to continue to maintain any employee benefit plan in effect following the Closing for their employees, including the Continuing Employees, (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent or such Affiliate of Parent at will at any time, with or without cause, for any reason or no reason, (d) amend any ERISA plan or create any third party rights of causes of action for any person, or (e) confer any third party beneficiary rights upon any Continuing Employee or any other Person.

5.6                               Stockholder Action.

(a)                                 Promptly following the execution and delivery of this Agreement, the Company shall, in accordance with and pursuant to Section 228 of the Delaware General Corporation Law, take all action necessary to seek, as soon as practicable, the Required Stockholder Approval by written consent, in the form attached hereto as Exhibit G (the “Stockholder Written Consents”).  As soon as practicable following the Company’s receipt of the Stockholder Written Consents necessary to secure the Required Stockholder Approval in lieu of calling a meeting of Company Stockholders, the Company shall deliver to Parent copies of such Stockholder Written Consents, certified as true and complete by the secretary of the Company.

(b)                                 To the extent required by the Delaware General Corporation Law, the Company shall promptly (and in any event within 15 Business Days after the Company has obtained the Stockholder Consent) deliver to any holder of Company Shares a notice of the approval of the Merger and adoption of this Agreement by written consent of the holders of Company Shares pursuant to the applicable provisions of the Delaware General Corporation Law, which notice constitutes the notice to holders of Company Shares required by applicable Legal Requirement that dissenters’ or appraisal rights may be available to holders of Company Shares in accordance with the Delaware General Corporation Law.

(c)                                  If the Stockholder Consents are not delivered to the Company in accordance with Section 5.6(a) the Company, acting through the Company’s board of directors, shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the Company Stockholders for the purpose of considering the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

(d)                                 The Company shall submit for a vote by the Company Stockholders by the requisite threshold (and in a manner reasonably satisfactory to Parent) any payments or benefits that may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits are not deemed to be “parachute payments” under Section 280G of the Code or be exempt from such treatment under Section 280G, and deliver to Parent evidence reasonably satisfactory to Parent that a Company Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made by the Company, Parent or their respective Affiliates.

5.7                               No Solicitation of Other Proposals.

(a)                                 The Company shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)                                 In addition to the other obligations under this Section 5.7, the Company shall promptly (and in any event within one Business Day after receipt thereof by Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal and the material terms and conditions of such request, Acquisition Proposal or inquiry.

(c)                                  The rights and remedies for noncompliance with this Section 5.7 include having such provision specifically enforced by any court having equity jurisdiction. Such breach or threatened breach will cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

5.8                               Notice of Certain Events.

(a)                                 From the date hereof until the expiration of the Pre-Closing Period, Company shall promptly notify Parent in writing of:

(i)                                    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;

(ii)                                any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                             any actions or proceedings commenced or, to Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.8 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                                 Parent’s receipt of information pursuant to this Section 5.10 does not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company in this Agreement and is not deemed to amend or supplement the Company Disclosure Schedule.

5.9                               Preparation of the Form S-4.

(a)                                 Following the date of this Agreement and if a portion of the Aggregate Merger Consideration is payable in Parent Merger Shares in accordance with and as specified in Section 1.3(a)(ii), Parent shall promptly prepare, with the cooperation and assistance of (and after review by) the Company and its counsel and accountant and cause to be filed with the SEC, a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger and the Company shall promptly prepare, with the cooperation and assistance of (and after review by) Parent and its counsel and accountant a consent solicitation statement of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval that will be included as a prospectus (the “Form S-4”), and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing.  Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing, and distribution of the Form S-4, and the Form S-4 shall include all information reasonably requested by such other party to be included therein.  Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and shall provide the Company with copies of any correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing or mailing the Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) shall consider in good faith all comments reasonably proposed by the Company.   Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock included in the Aggregate Merger Consideration for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the shares of Parent Common Stock included in the Aggregate Merger Consideration.

(b)                                 If prior to the Effective Time, any event occurs with respect to Parent or any Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Form S-4, which is required to be described in an amendment of, or a supplement to, the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 5.9(b) shall limit the obligations of any party under Section 5.9(a).

(c)                                  If prior to the Effective Time, any event occurs with respect to the Company or any Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4, which is required to be described in an amendment of, or a supplement to, the Form S-4, the Company shall promptly notify Parent of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 5.9(c) shall limit the obligations of any party under Section 5.9(a).

(d)                                 The Company shall cause the consent solicitation statement/prospectus included in the Form S-4 to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and, upon a request by Parent, seek the Required Stockholder Approval via written consent as soon as practicable after the Form S-4 becomes effective and solicit the Company Stockholder Approval. The Company shall, through the Company’s board of directors, recommend to its stockholders that they give the Required Stockholder Approval and shall include such recommendation in the Form S-4, subject to its fiduciary duties under applicable Legal Requirements and notwithstanding anything herein to the contrary, the Company’s board of directors may take such actions as may be necessary to carry out such fiduciary duties.

(e)                                  Parent shall promptly prepare and submit to a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

5.10                        Indemnification of Company Directors and Officers.

(a)                                 Subject to the limitations of applicable Legal Requirements and to the Company Charter or the Amended and Restated Bylaws of the Company as in effect on the date of this Agreement, if the Merger is consummated, for six years after the Effective Time, the Parent will cause the Surviving Corporation to fulfill and honor the obligations of the Company to its present and former directors and officers (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect as of the date hereof and pursuant to the Company Charter or the Amended and Restated Bylaws of the Company, in each case, in effect on the date hereof, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time.  The foregoing covenants under this Section 5.10(a) do not apply to any claim based on a claim for indemnification made by a Parent pursuant to Article VIII.

(b)                                 This Section 5.10 survives the consummation of the Merger, is intended to benefit each Indemnified Party, is binding on all successors and assigns of the Surviving Corporation and the Parent, and is enforceable by the Company Indemnified Parties.  If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any one Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the surviving corporation shall assume the obligations set forth in this Section 5.10.

(c)                                  Parent, at its expense, shall cause the Surviving Corporation to put in place as of the Closing a “tail” insurance policy with a claims period of at least six years from the Effective Time from an insurance carrier with a credit rating not materially less than Company current insurance carrier covering all officers and directors of the Company who are covered by the Company’s current directors’ and officers’ liability insurance policies and that is reasonably comparable to the Company’s current directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred prior to the Effective Time.

5.11                        Parent Advance.  Between the Closing Date Satisfaction Date and the Closing Date, Parent shall advance funds to the Company to fund working capital requirements of the Company, which amounts shall not exceed $1,700,000 (the “Parent Advance”).  The Company may only use the Parent Advance for ordinary course, day-to-day operating expenses of the Company.  The Company shall not use the Parent Advance for any other purposes, including, without limitation, the repayment of any Company Debt or payment of any Specified Transaction Expenses.  If this Agreement is terminated pursuant to Section 7.1(d), the Company shall return the Parent Advance to Parent within 90 days of such termination.  The Company shall use commercially reasonable efforts to separately track the balance and use of the Parent Advance.

5.12                        Termination of Medical Advisory Board Agreements.  The Company, prior to Closing, shall terminate any advisory board agreements with each member of its medical advisory board.

5.13                        USPTO Matters.  The Company will record and perfect title, before the date of Closing, at the relevant patent and trademark office(s) in the name of the Company for all Intellectual Property listed in Section 2.10(a) of the Company Disclosure Schedule to indicate that Company is the assignee of record of such Intellectual Property at the relevant patent and trademark office(s).  The Company will also file with the U.S. Patent and Trademark Office, before the date of Closing, any and all declarations or substitute statements for any pending United States patent applications listed in Section 2.10(a) of the Company Disclosure Schedule in order to satisfy the requirements of 35 U.S.C. § 115(a)-(d) for such patent applications.

6.                                      CONDITIONS TO THE CLOSING.

6.1                               Conditions to Obligation of Each Party.  The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Parent and the Company or pursuant to Section 1.1(c) and (ii) by proceeding with the Closing, Parent, Company Securityholders and the Company will be deemed to have waived any of such conditions that remain unsatisfied):

(a)                                 No Injunctions or Restraints; Illegality.  No Action has been commenced against Parent, Merger Sub, or the Company, which would prevent the Closing. No injunction or restraining order has been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(b)                                 Antitrust Laws Compliance.  Any waiting period (and any extension thereof) under the HSR Act, and filings and notifications related to other Antitrust Laws, applicable to the transactions to be consummated at the Closing has expired or been terminated.

(c)                                  Form S-4.  If a portion of the Aggregate Merger Consideration is payable in Parent Merger Shares in accordance with and as specified in Section 1.3(a)(ii), the Form S-4 has become effective under the Securities Act and is not the subject of any stop order or proceedings seeking a stop order.

(d)                                 Listing Approval.  If a portion of the Aggregate Merger Consideration is payable in Parent Merger Shares in accordance with and as specified in Section 1.3(a)(ii), such Parent Merger Shares shall have been approved for trading on the NASDAQ Global Select Market, subject to official notice of issuance.

(e)                                  No Pending Actions.  There is not pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that is likely to result in a judgment in favor of such Governmental Authority and that challenges or seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

6.2                               Additional Conditions to the Obligations of Parent.  The obligations of Parent to execute and deliver this Agreement and consummate the Closing and the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Parent, including pursuant to Section 1.1(c),  and (ii) by proceeding with the Closing, Parent will be deemed to have waived any of such conditions that remain unsatisfied):

(a)                                 Representations and Warranties.  The representations and warranties of Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect are true and correct, and all other representations and warranties of Company set forth in this Agreement that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the earlier to occur of the Closing Condition Satisfaction Date or the Closing Date (except that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date) with the same effect as though made as of such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)                                 Performance of Covenants.  All covenants contained in this Agreement that are required to be complied with by the Company on or before the Closing have been complied with in all material respects.

(c)                                  Appraisal Rights.  Holders of less than 10% of the Company Shares (in the aggregate) will have exercised or retain, or retain the right to demand, appraisal rights under section 262 of the DGCL with respect to the Merger or any other transaction contemplated herein.

(d)                                 Material Adverse Effect.  From the date of this Agreement until the earlier to occur of the Closing Condition Satisfaction Date or the Closing Date, there has not occurred any Company Material Adverse Effect.

(e)                                  Convertible Securities. Parent has received evidence, reasonably satisfactory to Parent, that the Company Warrants, Company Stock Option Plan, Vested Options, and Unvested Options have been terminated effective as of the Closing; it being understood that, in respect of the Vested Options, the foregoing condition shall be satisfied by complying with Section 1.2(b)(v) hereof.

(f)                                   Company Closing Certificate.  Parent has received a certificate executed on behalf of the Company by an officer of the Company (the “Company Closing Certificate”) representing and warranting on behalf of the Company that (i) the conditions applicable to the Company set forth in Sections 6.2(a)-(e) have been satisfied, (ii) the Consideration Spreadsheet is complete and accurate in all respects, and (iii)  attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)                                 Receipt of Closing Deliverables.  Parent has received each of the agreements, instruments and other documents set forth in Section 1.2(b).

6.3                               Additional Conditions to Obligation of Company.  The obligations of Company to execute and deliver this Agreement and consummate the Closing and the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Company and (ii) by proceeding with the Closing, the Company will be deemed to have waived any of such conditions that remain unsatisfied):

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect are true and correct, and all other representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)                                 Performance of Covenants.  Parent and Merger Sub has complied with and performed in all material respects all of its respective covenants under this Agreement required to be complied with or performed by Parent and Merger Sub, as applicable, at or prior to the Closing.

(c)                                  Parent Closing Certificate.  The Company has received a certificate executed on behalf of Parent by an officer of Parent (the “Parent Closing Certificate”) representing and warranting that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)                                 Receipt of Closing Deliverables.  Company has received each of the agreements, instruments and other documents set forth in Section 1.2(a), and Parent has satisfied its Closing payment obligations set forth herein.

7.                                      TERMINATION.

7.1                               Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(d), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)                                 by the mutual written consent of the Parent and the Company;

(b)                                 by the Parent or the Company if the Closing has not been consummated by the three month anniversary of the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) is not available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)                                  without limiting the right of Parent or the Company to terminate this Agreement pursuant to Section 7.1(b), by the Company if (i) there is a material breach of any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a material breach by Parent or Merger Sub of any of its respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) the Company has delivered to Parent a written notice of such breach, and (iii) at least thirty (30) Business Days has elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period is available or applicable to any such breach which by its nature cannot be cured); or

(d)                                 without limiting the right of Parent or the Company to terminate this Agreement pursuant to Section 7.1(b), by Parent if (i) there is a material breach of any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or there has been a material breach by the Company of any of their covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, (ii) Parent has delivered to the Company a written notice of such breach, and (iii) at least thirty (30) Business Days has elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period is available or applicable to any such breach which by its nature cannot be cured).

7.2                               Effect of Termination.  Upon termination of this Agreement as provided in Section 7.1, this Agreement is of no further force or effect, and there is no liability on the part of Parent or the Company or their respective officers, directors, or stockholders, except to the extent that such liability results from any prior breach by a party of any of its covenants, agreements, representations, or warranties set forth in this Agreement; provided, however, that the provisions of Section 1.13(e), Section 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.                                      ESCROW AND INDEMNIFICATION.

8.1                               Indemnification.

(a)                                 Expiration of Representations, Warranties, and Covenants.  All representations and warranties made by the Company in this Agreement, all representations and warranties made by the Company Stockholders in any Letter of Transmittal, all representations and warranties made by the Cashed-Out Optionholders in any Option Termination Agreement, and all representations and warranties made by the Company Warrantholders in any Warrant Termination Agreement, survive the Closing for a period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, at which time such representations and warranties expire and terminate and be of no further force and effect; provided, however, that the representations in any Option Termination Agreement, Warrant Termination Agreement and Letter of Transmittal survive the Closing indefinitely (the date of expiration of any representation or warranty in this Agreement,  being a “Representation

Termination Date”).  The covenants or agreements contained in this Agreement that by their terms are to be performed solely between the date hereof and the Closing do not survive the Closing.  The covenants or agreements contained in this Agreement that by their terms are to be performed at or after the Closing continue in full force and effect after the Closing until performed or waived in accordance with their terms (the date of expiration of any covenant in this Agreement being a “Covenant Termination Date”).  No person may bring action for a breach of any representation or warranty contained in this Agreement after the expiration of the Representation Termination Date of such representation or warranty, and no person may bring an action for a breach of any covenant contained in this Agreement after the expiration of the Covenant Termination Date of such covenant, in each case except for claims of which a party has received written notification (each, a “Indemnification Claim Notice”) prior to such expiration setting forth in reasonable detail the nature of such claim (including a reasonable specification of the basis for such claim and the amount of the Damages incurred by Parent as a result of such breach, if known or ascertainable), in which case such claim asserted in such notice shall survive such Representation Termination Date or Covenant Termination Date, as applicable, until such time as such claim is fully and finally resolved as provided by this Agreement and the Escrow Agreement.  It is the express intent of the parties that, if the Representation Termination Date or Covenant Termination Date, as applicable, for an item as contemplated by this Section 8.1(a) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item is reduced to the shortened survival period contemplated by this Agreement. The parties further acknowledge that the time periods set forth in this Section 8.1(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.  Following the delivery of any Indemnification Claim Notice, the Parent shall give, and shall cause its Affiliates and Representatives to give, the Securityholders’ Representative and its Representatives reasonable access (including electronic access, to the extent available) as the Securityholders’ Representative may reasonably require to the books and records of the Company and the Parent and reasonable access to such personnel or representatives of the Company and the Parent, including to the individuals responsible for the matters subject to the Indemnification Claim Notice, as the Securityholders’ Representative may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.

(b)                                 Indemnification for Company Representations, Covenants and Taxes.  Subject to the limitations set forth in Section 8.1(a), this Section 8.1(b) and Section 8.1(e), from and after the Closing Date, the Company Securityholders who receive a portion of the Aggregate Merger Consideration (the “Indemnifying Securityholders”), severally and not jointly, shall indemnify Parent and its Affiliates and their respective stockholders, directors, officers, employees, agents, successors in interest, and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”), for Damages actually incurred by such Indemnified Person as a result of (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in Section 2 of the Agreement or in any certificate or instrument delivered by or on behalf of Company pursuant to this Agreement, (ii) the breach or nonfulfillment of any covenant, agreement or obligation of the Company set forth in this Agreement, (iii) any Unpaid Company Debt and any Unpaid Specified Transaction Expenses, and any liabilities described in (b)(1) and (b)(6) of the definition of

Closing Date Net Working Capital, (iv) any inaccuracy in, or dispute arising from, the calculations made in the Consideration Spreadsheet or any payments made in accordance therewith or this Agreement, (v) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, (vi) any Stockholder-Related Claims or Losses, (vii) the matters described in Schedule 1.3(c), or (viii) all Taxes payable by the Company (A) for any Pre-Closing Tax Period, (B) for any Pre-Closing Tax Period as a result of the Company (or any predecessor of the Company) being a member of an affiliated, consolidated, combined or unitary group before Closing including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar applicable law, and (C) for any Pre-Closing Tax Period as a result of the Company being a transferee or successor of any Person (other than the Company) by applicable law, contract or otherwise, or (viii) any payments or other consideration required to be paid or delivered to members of the Company’s medical advisory board. Notwithstanding the foregoing, the Indemnifying Securityholders shall not have an obligation to indemnify any Indemnified Person for any Taxes (1) resulting from an election by Parent under Section 338 of the Code (or comparable provision of any state, local or other Tax law), (2) resulting from any transaction undertaken on the Closing Date at the behest of Parent (other than transactions specifically contemplated by this Agreement) or (3) taken into account in the Final Closing Date Net Working Capital Statement or the Closing Date Net Working Capital Statement.

(c)                                  Indemnification for Company Securityholder Representations and Covenants.  In addition to the indemnification obligations of the Company Securityholders set forth in Section 8.1(b), but subject to the limitations set forth in Section 8.1(a), this Section 8.1(c) and Section 8.1(e) and the other limitations set forth in this Agreement, any Letter of Transmittal, any Option Termination Agreement, or any Warrant Termination Agreement, from and after the Closing Date, each Company Securityholder shall indemnify, severally and not jointly, each Indemnified Person for any Damages incurred by such Indemnified Person as a result of (i) any inaccuracy in or breach of any representation or warranty of such Company Securityholder set forth in the Letter of Transmittal, any Option Termination Agreement, and/or any Warrant Termination Agreement to which such Company Securityholder is a party, or (ii) the breach or nonfulfillment of any covenant, agreement or obligation of such Company Securityholder set forth in the Letter of Transmittal, any Option Termination Agreement, and/or any Warrant Termination Agreement to which such Company Securityholder is a party.

(d)                                 Indemnification for Parent and Merger Sub Representations and Covenants.  From and after the Closing Date, Parent shall indemnify each Company Securityholder and their respective stockholders, directors, officers, employees, agents, successors in interest, and assigns for Damages actually incurred by any such Person as a result of (i) any inaccuracy in or breach of any representation or warranty of the Parent or Merger Sub set forth in Section 3 of the Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, or (ii) the breach or nonfulfillment of any covenant, agreement or obligation of Parent and Merger Sub set forth in this Agreement.

(e)                                  Limitations of Liability.

(i)                                    Sole and Exclusive Remedy.  Except as provided in Section 8.1(e)(vii), the rights of Parent under this Article VIII shall be the sole and exclusive remedy of Parent.  Parent may not bring any claim with respect to this Agreement or the agreements or transactions contemplated hereby or thereby, whether in tort, contract or otherwise, except in accordance with the provisions of this Article VIII.  Accordingly, Parent expressly waives and releases any remedy, liability and any rights it may have pursuant to law or equity other than the remedies expressly provided under this Article VIII.  Furthermore, Parent covenants not to sue, assert any arbitration claim or otherwise threaten any claim that includes any remedy waived by the preceding.  The Parties agree that, to the extent required by applicable law to be effective, the agreement, waivers and releases contained in this section are conspicuous.  The provisions of this Article VIII constitute an integral part of the consideration given to the Company Securityholders pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the consideration paid by Parent.

(ii)                                Threshold.  Subject to Section 8.1(e)(vi) and without limiting the effect of any other limitation contained in this Agreement, the indemnification obligations of the Company Securityholders provided for in Section 8.1(b)(i) do not apply, and the Indemnified Persons are not entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which such Indemnified Persons would otherwise be entitled to be indemnified under Section 8.1(b)(i) exceeds $1,150,000 (the “Threshold”); provided, however, that such Threshold does not apply to any Special Representation, fraud or intentional misrepresentation.  If the aggregate amount of such Damages exceeds the Threshold, then the Indemnifying Securityholders shall, subject to the other limitations contained herein, indemnify the Indemnified Persons for all such Damages from the first dollar.  For purposes of this Article VIII, references to the term “fraud” do not include negligent misrepresentation.

(iii)                            Cap.  The Indemnifying Securityholders’ indemnity obligations for Damages under Section 8.1(b) and Section 8.1(c) shall in no event exceed, in the aggregate, $18,000,000 (the “Cap”); provided, however, that the Cap does not apply to fraud or intentional misrepresentation committed by or on behalf of the Company or by an Indemnifying Securityholder; provided further that the Indemnifying Securityholders’ indemnity obligations for Damages pursuant to Schedule 1.3(c) shall be governed by the terms of Schedule 1.3(c).  Notwithstanding anything to the contrary, no Indemnifying Securityholder shall have indemnity obligations for the Damages pursuant to Section 8.1(c) caused by or attributed to another Indemnifying Securityholder.   In no event may Parent’s indemnity obligations for Damages under Section 8.1(d) exceed, in the aggregate, the Cap.

(iv)                             Exclusivity of Escrow Fund.  Except as set forth in Section 1.13(e), the Escrow Fund (as reduced from time to time in accordance with the Escrow Agreement) is the sole and exclusive source of payment for all of the Company Securityholders’ indemnification obligations under this Agreement.  To the extent Parent Merger Shares are issued pursuant to Section 1.3(a)(ii) and a portion of the Escrow Fund is constituted by Parent Merger Shares pursuant to Section 1.2(a)(v), all indemnity claims required to be satisfied out of the Escrow Fund in accordance with this Article VIII shall be satisfied from both cash and Parent Merger Shares, in equal proportions.

(v)                                 Nature of Damages.  No party shall be liable for diminution of value or any multiple of earnings (or any other metric) damages, punitive or exemplary damages, special damages, unrealized expectations or other similar items, except in each case to the extent such damages are actually owed by an indemnifying party to a third party.

(vi)                             No Reliance.  AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULES, THE REPRESENTATIONS AND WARRANTIES OF (A) THE COMPANY IN ARTICLE II, (B) PARENT AND MERGER SUB IN ARTICLE III, AND (C) ANY COMPANY SECURITYHOLDER IN A LETTER OF TRANSMITTAL, WARRANT TERMINATION AGREEMENT OR OPTION TERMINATION AGREEMENT, AS APPLICABLE,  CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NONE OF THE COMPANY, PARENT OR THE MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE.  EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPLICITLY SET FORTH IN ARTICLE II, ARTICLE III, A LETTER OF TRANSMITTAL, WARRANT TERMINATION AGREEMENT OR AN OPTION TERMINATION AGREEMENT, AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTIES’ WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II, THE COMPANY IS NOT MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO PARENT OR THEIR REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL FORECASTS) OR MATTERS THAT WERE DISCUSSED ON OR PRIOR TO THE DATE HEREOF.

(vii)                         Applicability of Limitations.  Nothing in this Agreement limits any remedy any party hereto may have against any Person for fraud committed by such Person under applicable laws or for intentional misrepresentations by such Person.

(f)                                   Control of Defense; Conditions.  Except as otherwise provided in Section 5.4(c),  which applies to all Tax Contests, and Schedule 1.3(c), if Parent or another Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) that Parent believes may result in a claim for indemnification pursuant to this Article VIII by or on behalf of an Indemnified Person, Parent shall promptly notify the Securityholders’ Representative of such Third Party Claim.  Notwithstanding the foregoing, no delay in providing such notice prior to the applicable Representation Termination Date affects an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Securityholders are prejudiced thereby.  Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Damages that may be indemnifiable.  The obligations of the Company Securityholders under this Article VIII with respect to Damages arising from any Third Party Claim are governed by the following additional terms and conditions:

(i)                                    The Securityholders’ Representative, at its option and at the expense of the Company Securityholders, is entitled to assume control of the defense of any

Third Party Claim at any time within 30 days of receiving notice of the Third Party Claim from Parent and may appoint as lead counsel of such defense any legal counsel selected by the Securityholders’ Representative and reasonably acceptable to Parent.  If the Securityholders’ Representative assumes control of the defense of any Third Party Claim, the Securityholders’ Representative shall inform Parent of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim.

(ii)                                Notwithstanding Section 8.1(f)(i) above, the Indemnified Person may participate in the defense of such claim and employ counsel of its choice for such purpose; provided, that such employment is at the Indemnified Person’s own expense unless (A) the Securityholders’ Representative has failed to assume (or elects not to assume) the defense and employ counsel in accordance with Section 8.1(f)(i), (B) the named parties to any such Third Party Claim (including any impleaded parties) include both the Company Securityholders and the Indemnified Person and, in the opinion of counsel to the Securityholders’ Representative and the Indemnified Person, there is an actual conflict of interest between the Securityholders’ Representative and the Indemnified Person, or (C) the Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim will result in material non-monetary relief; provided, however, that if it is ultimately determined by agreement of the Securityholders’ Representative and the Indemnified Person or by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified hereunder with respect to the Third Party Claim such fees and expenses are not Damages

(iii)                            Neither the Securityholders’ Representative nor the Indemnified Person may consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned, or delayed.

8.2                               Treatment of Indemnification Payments.  Any amount paid to an Indemnified Person pursuant to this Article VIII shall be treated as a reduction in the consideration payable hereunder for Tax purposes.

8.3                               Income on the Escrow Fund.  All interest and other income earned on the Escrow Fund (net of any losses) will be retained by the Escrow Agent and added to and become part of the Escrow Fund.  Parent shall take into account all income, gain, loss, and deductions derived from the investment of the Escrow Fund for income tax purposes as income of Parent.  The parties shall treat for income tax purposes a portion of any payment to the Company Securityholders from the Escrow Fund pursuant to this Agreement as a payment of imputed interest to the Company Securityholders, and Parent is entitled to a corresponding deduction, in each case, to the extent provided in accordance with the rules set forth in the Code and applicable United States Treasury Regulations.

8.4                               Set-Off.  Parent shall not have the right to set-off any amount to which Parent claims or is entitled to under this Article VIII against any amount otherwise payable by Parent to Company Securityholders under this Agreement (including the Earnout) or any agreement, document or instrument delivered in connection with the transactions contemplated by this Agreement.

9.                                      GENERAL PROVISIONS.

9.1                               Notices.  The parties must make all notices and other communications hereunder in writing and are deemed duly delivered (i) upon receipt if delivered personally, (ii) one Business Day after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, or (iii) upon transmission if sent via facsimile with confirmation of receipt (or, if such facsimile is not sent on a Business Day, then on the next succeeding Business Day), to the parties at the following addresses (or at such other address for a party as is specified upon like notice):

(a)                                 if to Parent and/or Merger Sub, to:

The Spectranetics Corporation

9965 Federal Drive

Colorado Springs, CO 80921

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

1700 Lincoln Street

3200 Wells Fargo Center

Denver, CO 80203

Attention: Douglas R. Wright

Facsimile: 303-607-3601

(b)                                 if to the Company, to:

AngioScore, Inc.

5055 Brandin Court

Fremont, CA 94538

Attention: President

Facsimile:

with a copy prior to Closing (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attention: John F. Seegal

Facsimile: 415-773-5759

(c)                                  if to Securityholders’ Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attention: John F. Seegal

Facsimile: 415-773-5759

9.2                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which are considered one and the same agreement, and become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.3                               Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which continues in full force and effect in accordance with their terms and survives any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in the final sentence of this Section 9.3; and (c) shall not be assigned by Parent, on the one hand, or by Company, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto.  Notwithstanding the foregoing, without the prior written consent of the any other Person, Parent, may at any time, in its sole discretion, assign, in whole or in part, (x) its rights and obligations pursuant to this Agreement to one or more of its Affiliates; (y) its rights under this Agreement for collateral security purposes to any lender providing financing to Parent, the Surviving Company or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Parent hereunder; and (z) its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Parent or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided that any such assignment does not relieve the Parent of its obligations hereunder.

9.4                               Severability.  If any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

9.5                               Expenses.  Other than as set forth in this Agreement and in the Accounting Expense-Sharing Agreement, each party shall bear all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, all fees of counsel and accountants.

9.6                               Governing Law; Venue.  This Agreement is governed by and is intended to be construed in accordance with the internal laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law.  Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Delaware, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  Each of Parent, the Company (both before and after giving effect to the Closing), each Company Securityholder and the Securityholders’ Representative irrevocably and unconditionally waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

9.7                               Time is of the Essence.  Time is of the essence of this Agreement.

9.8                               Remedies Cumulative; Injunctive Relief.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.9                               Waiver.  Except as set forth in Sections 6.1, 6.2 and 6.3 hereof, any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.  Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion does not constitute a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement is deemed to or constitutes a waiver of any other term of condition hereof (whether or not similar).

9.10                        Certain Waivers.  It is acknowledged by each of the parties hereto that the Company has retained Orrick, Herrington & Sutcliffe LLP (“Orrick”) to act as its counsel in connection with the Merger and the other transactions contemplated hereunder.  The parties acknowledge and agree that Orrick shall be permitted, without need for any additional conflict waiver or other consent from Parent, Merger Sub, the Company or the Surviving Corporation, to represent the Securityholders’ Representative on behalf of the Company Securityholders in any post-Closing matter and will not seek to disqualify Orrick. The parties further acknowledge and agree that in connection with any actual or potential dispute following the Closing between any

Indemnified Person, on the one hand, and any Company Securityholder or the Securityholders’ Representative (on behalf of such Company Securityholders), on the other hand relating to the Merger, the Company Securityholder and Securityholder Representative (on behalf of such Company Securityholder) shall have the right to invoke or waive or cause Parent to invoke or waive any (a) attorney-client privilege or (b) rights and obligations of confidentiality, in each case, attaching to any pre-Closing communications between the Company and Orrick (and not any of the Company’s other attorneys) related to the Merger, notwithstanding the transfer of any record of such communications to Parent, the Surviving Corporation or any of their Affiliates

9.11                        Rules of Construction.

(a)                                 Counsel has represented each of the parties during the negotiation, preparation, and execution of this Agreement and, therefore, the parties waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document be construed against the party drafting such agreement or document.

(b)                                 For purposes of this Agreement, whenever the context requires:  the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender include the masculine and feminine genders.

(c)                                  As used in this Agreement, (i) the words “include” and “including,” and variations thereof, are not terms of limitation, but rather deemed to be followed by the words “without limitation,” (ii) the words “hereby,” “herein,” “hereunder,” and “hereto” are deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement, and (iii) all references to “dollars” or “$” means United States dollars.

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules,” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signed as of the date first written above.

ANGIOSCORE INC.

By:	/s/ Thomas R. Trotter
Thomas R. Trotter

Its:	President and Chief Executive Officer

THE SPECTRANETICS CORPORATION

By:	/s/ Scott Drake
Scott Drake

Its:	President and Chief Executive officer

SAA MERGER SUB, INC.

By:	/s/ Scott Drake
Scott Drake

Its:	President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Its:	Managing Director

SIGNATURE PAGE TO MERGER AGREEMENT

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Expense-Sharing Agreement” means that certain Accounting Expense-Sharing Agreement dated April 12, 2014 by and between Parent and the Company.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” means the positive or negative number that is equal to the difference between (i) the Closing Date Net Working Capital and (ii) the Baseline Working Capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Plan Payment Amount” means the aggregate amount payable pursuant to the Change of Control Bonus Plan.

“Aggregate Merger Consideration” has the meaning set forth in Section 1.3.

“Aggregate Vested Option Exercise Price Amount” means the amount obtained by aggregating the exercise prices of all of the Cashed-Out Options.

“Aggregate Vested Option Payment Amount” means the amount obtained by aggregating the Vested Option Payment Amount payable with respect to all of the Cashed-Out Options.

“Aggregate Warrant Exercise Price Amount” means the amount obtained by aggregating the exercise prices of all of the Cashed-Out Warrants.

“Aggregate Warrant Payment Amount” means the amount obtained by aggregating the Company Warrant Payment Amount payable with respect to all of the Cashed-Out Warrants.

“Agreement” has the meaning set forth in the introductory paragraph.

“AngioSculpt CE Mark Milestone Payments” has the meaning set forth in Section 1.3(d).

“AngioSculpt IDE Milestone Payment” has the meaning set forth in Section 1.3(d)..

“AngioSculpt Milestone Payments” has the meaning set forth in Section 1.3(d)..

“Antitrust Laws” means all statutes, regulations, or requirements of a Governmental Authority (including those outside of the United States) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or the lessening of competition, including but not limited to the HSR Act, and the Clayton Act, as amended.

“Applicable Per Share Amount” means the amount of cash and/or Parent Common Stock per share payable with respect to each class or series of capital stock of the Company set forth in the Consideration Spreadsheet (including the Earnout Amount), as the same may be adjusted in accordance with the terms and conditions of this Agreement.

“Baseline Working Capital” means $13,300,000.

“Business Day” means a day (1) other than Saturday or Sunday and (2) on which commercial banks are open for business in the State of Delaware, Colorado, and California.

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“Cap” has the meaning set forth in Section 8.1(e)(iii).

“Cashed-Out Optionholder” means each holder of a Cashed-Out Option.

“Cashed-Out Options” has the meaning set forth in Section 1.11(a).

“Cashed-Out Warrantholder” means each holder of a Cashed-Out Warrant.

“Cashed-Out Warrants” has the meaning set forth in Section 1.12(a).

“CE Mark Unlikeliness Determination” means a determination by Parent in a commercially reasonable manner that the expenditure of funds under Section 1.3(h) is unlikely to result in CE Mark Approval for the Drug Coated AngioSculpt Product by December 31, 2016.

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Change of Control Bonus Plan” means the Change of Control Bonus Plan of the Company as approved by the Compensation Committee of the Board of Directors on January 10, 2013.

“Change of Control Plan Participant” means each individual identified as a “Participant” under and in accordance with the Change of Control Bonus Plan.

“Change of Control Plan Rights” means the right to receive a portion of the Change of Control Bonus Pool (as defined in the Change of Control Bonus Plan) pursuant to the terms and subject to the conditions of the Change of Control Bonus Plan.

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Condition Satisfaction Date” means the date on which the conditions precedent in Section 6.2 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

“Closing Date” has the meaning set forth in Section 1.1(c).

“Closing Date Balance Sheet” has the meaning defined in Section 1.4(b).

“Closing Date Net Working Capital” means, as of 11:59 PM Pacific time on the date immediately prior to the Closing Date, the sum of the consolidated current assets of the Company less the sum of the consolidated current liabilities of the Company, each determined in accordance with GAAP and applied on a consistent basis with the audited Company Financial Statements for the most recent fiscal year end, subject to the following adjustments:

(a)                                 the Company’s consolidated current assets exclude, Company Cash, the Aggregate Vested Option Exercise Price Amount and the Aggregate Warrant Exercise Price Amount; and

(b)                                 the Company’s current liabilities (1) include all employer payroll Taxes attributable to the exercise of Company Options immediately prior to the Closing, the Aggregate Vested Option Payment Amount, any payments made pursuant to the Change of Control Bonus Plan as of the Closing Date, and any payments related to the February 2014 Options, (2) exclude all Company Debt set forth in the Closing Debt Certificate, (3) exclude all Specified Transaction Expenses set forth in the Closing Expense Certificate and all amounts payable by Parent on behalf of the Company pursuant to the Accounting Expense-Sharing Agreement, (4) exclude the Aggregate Vested Option Payment Amount, the Aggregate Warrant Payment Amount and the Aggregate Plan Payment Amount, (5) include any Unpaid Company Debt and any Unpaid Specified Transaction Expenses, and (6) include all Taxes, withholding, reimbursement of Taxes and all other payments related to the February 2014 Options.

A sample calculation of Closing Date Net Working Capital based on the Company Balance Sheet is attached hereto as Exhibit I.

“Closing Date Net Working Capital Dispute Notice” has the meaning set forth in Section 1.4(c).

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.4(b).

“Closing Debt Certificate” means the certificate prepared by the Company setting forth the Company Debt that Parent shall pay at Closing.

“Closing Expense Certificate” means the certificate prepared by the Company setting forth the Specified Transaction Expenses Parent shall pay at Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Amount” means the Applicable Per Share Amount applicable to the Company Common Stock.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 2.7.

“Company Balance Sheet Date” has the meaning set forth in Section 2.7.

“Company Cash” means the cash and cash equivalents of the Company and its Subsidiaries (plus the amount of all un-cleared deposits of the Company and its Subsidiaries outstanding, and less the amount of all un-cleared checks or withdrawals of the Company and its Subsidiaries outstanding), measured as of 11:59 PM pacific time on the day immediately prior to the Closing Date and determined in accordance with GAAP.

“Company Charter” has the meaning set forth in Section 1.1(d)(i).

“Company Closing Certificate” has the meaning set forth in Section 6.2(f).

“Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Debt” means all outstanding and unpaid Indebtedness of the Company and its Subsidiaries, determined as of 11:59 PM pacific time on the day immediately prior to the Closing Date (other than the Parent Advance).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee” means any person employed by the Company or any of its Subsidiaries.

“Company Employee Plans” has the meaning set forth in Section 2.19(a).

“Company’s Facilities” has the meaning set forth in Section 2.17.

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) on the Company and its Subsidiaries, taken as a whole, that, individually or taken together with all other Effects is, or is reasonably likely to be, materially adverse to the overall financial condition, material assets (including intangible assets), liabilities (taken together), business (as currently conducted by the Company) or results of operations of the Company, taken as a whole; provided, however, that none of the following are deemed, either alone or in combination, to constitute, and none of the following may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (a) any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) arising from, attributable to, or relating to (i) the announcement or pendency of any of the transactions contemplated by this Agreement or (ii) the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sector in which the Company operates in general (except that such conditions in this clause “(ii)” shall be taken into account to the extent they have adversely affected the Current Company Business to a substantially greater degree than they have affected the business of other comparable companies in the same industry sector as the Company),  (b) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action permitted by or the failure to take any action prohibited by, this Agreement or expressly approved, consented to or requested by Parent, (c) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement, (d) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, provided such change is not applicable solely to the Company, or (e) any natural disasters, acts of war, terrorism, sabotage or other “acts of God.”

“Company Option” means each outstanding option, whether or not then vested, to purchase Company Common Stock under the Company Stock Option Plan.

“Company Preferred Stock” means shares of Series A-1 Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock.

“Company Securityholders” means, collectively, the Company Stockholders, the Cashed-Out Optionholders,  Company Warrantholders and the Change of Control Plan Participants.

“Company Shares” means, collectively, the shares of the Company Common Stock and the Company Preferred Stock.

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stockholder” means each holder of the Company Shares.

“Company Stock Option Plan” means any stock option, equity incentive, or similar plan of the Company, including the Company’s 2003 Stock Plan and 2013 Equity Incentive Plan (as amended through February 4, 2014).

“Company Warrant” means a warrant to purchase Company Shares from the Company, issued by the Company.

“Company Warrantholder” means each holder of a Company Warrant.

“Company Warrant Payment Amount” means, with respect to a particular Company Warrant, the product of (i) the amount, if any, by which (x) the Applicable Per Share Amount for Company Shares subject to such Company Warrant as of immediately prior to the Effective Time, exceeds (y) the per share exercise price of such Company Warrant, multiplied by (ii) the number of Company Shares subject to such Company Warrant as of immediately prior to the Effective Time.  The Company Warrant Payment Amount is zero with respect to a Company

Warrant that has a per share exercise price that is equal to or exceeds the Applicable Per Share Amount for Company Common Shares subject to such Company Warrant as of immediately prior to the Effective Time.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Consideration Spreadsheet” has the meaning set forth in Section 1.3(b).

“Continuing Employees” has the meaning set forth in Section 5.6.

“Covenant Termination Date” has the meaning set forth in Section 8.1(a).

“Current Company Business” has the meaning set forth in Section 2.1.

“Damages” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, but excluding diminution of value or any multiple of earnings (or any other metric) damages, punitive or exemplary damages, special damages, unrealized expectations or other similar items, except in each case to the extent such damages are actually owed by an indemnifying party to a third party.

“Data Room” means (i) the documents relating to the Company and its Subsidiaries and the business available for review by Parent or its Representatives on and as of the date of this Agreement in the IntraLinks virtual data site maintained on behalf of the Company; and (ii) the written responses or any documents provided by the Company or its Representatives to the requests for additional information made by Parent or its Representatives during the course of Parent’s due diligence and prior to the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 1.8.

“Drug Coated AngioSculpt Product” means the family of products using paclitaxel coated AngioSculpt balloon catheters.

“Earnout Payment Progress Report” has the meaning set forth in Section 1.3(d).

“Effective Time” has the meaning set forth in Section 1.1(b).

“Encumbrance” or “Encumbrances” in respect of any property or assets, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Legal Requirement, including, but not limited to, any lien, mortgage, charge, pledge, security interest, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“Environmental Laws” means any applicable, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“ERISA” has the meaning set forth in Section 2.19(a).

“ERISA Affiliate” has the meaning set forth in Section 2.19(a).

“Escrow Agent” has the meaning set forth in Section 1.3(c).

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit J to be executed and delivered in accordance with the terms set forth in this Agreement.

“Escrow Fund” has the meaning set forth in Section 1.3(c).

“Estimated Adjustment Amount” has the meaning set forth in Section 1.4(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.4(a).

“Estimated Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 1.2(a)(i).

“Excluded Matters” has the meaning set forth in Section 8.1(e)(i).

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the United States Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidances thereunder.

“February 2014 Options” is defined in the Company Disclosure Schedule.

“Forfeited Options” has the meaning set forth in Section 1.11(a).

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Governmental Authority” has the meaning set forth in Section 2.5.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,”  or “contaminant.”  The term “Hazardous Materials” include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any petroleum or hydro carbonic substance, fraction, distillate or by-product.

“HSR Act” has the meaning set forth in Section 2.5.

“IDE Unlikeliness Determination” means a determination by Parent in a commercially reasonable manner that the expenditure of funds under Section 1.3(h) is unlikely to result in IDE approval for the Drug Coated AngioSculpt Product by December 31, 2016.

“Indebtedness” means, as of any date of determination, (without duplication) with respect to any Person, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute trade payables and accrual liabilities included in Closing Date Net Working Capital (other than the current portion of any borrowed money)) and also include, to the extent not otherwise included (a) obligations of Persons other than such Person secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby has been incurred or assumed by such Person, (b) all indebtedness of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (c) all obligations under any letter of credit, banker’s acceptance or similar credit transaction, and (d) obligations under any currency or interest rate swap, hedge or similar protection device of any such Person.  The amount of Indebtedness of any Person at any date is the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations referred to in clause (b) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided, however, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (ii) Indebtedness does not include any liability for Taxes.

“Indemnification Claim Notice” has the meaning set forth in Section 8.1(a).

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Section 8.1(b).

“Indemnifying Securityholders” has the meaning set forth in Section 8.1(b).

“Indemnity Escrow Account” has the meaning set forth in Section 1.3(c).

“Indemnity Escrow Amount” has the meaning set forth in Section 1.3(c).

“Independent Accounting Firm” means Ernst & Young LLP.

“Intellectual Property” means, in all jurisdictions, all (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of any patent applications), and any renewals, reissues, reexaminations, reviews, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof, (c) copyrights, copyrightable works, and rights under copyrights, including without limitation moral rights, and any registrations and applications for registration thereof, (d) mask work rights and registrations and applications for registration thereof, (e) trade secrets, know-how, and other knowledge and information of value, (f) URL and domain name registrations, (g) inventions (whether or not patentable or reduced to practice), ideas, concepts, and improvements thereto, (h) all database rights, (i) remedies including without limitation damages resulting from third parties’ past, present and future infringements or other violations of any of the foregoing, and (j) and all other intangible property.

“Knowledge of the Company” or any other similar knowledge qualification, means the actual knowledge of any director or executive officer of the Company.

“Lease” or “Leases” has the meaning set forth in Section 2.16(a).

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.

“Letter of Transmittal” has the meaning set forth in Section 1.7(b).

“Material Contract” has the meaning set forth in Section 2.12(c).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Option Termination Agreement” has the meaning set forth in Section 1.11(a).

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Advance” has the meaning set forth in Section 5.11.

“Parent Change of Control” means a transaction pursuant to which the equity owners of Parent immediately prior to such transaction cease to own at least 50% of the voting capital stock of Parent immediately following such transaction.

“Parent Common Stock” means the common stock of Parent, $0.001 par value per share.

“Parent Closing Certificate” has the meaning set forth in Section 6.3(c).

“Parent Material Adverse Effect” has the meaning set forth in Section 3.3.

“Parent Plans” has the meaning set forth in Section 5.6.

“Paying Agent” means Wells Fargo Bank, National Association, as paying agent, if any, for the payment of the aggregate amount due to the Company Stockholders with respect to the Company Shares held by them pursuant to Section 1, or such other Person as the Securityholders’ Representative and Parent may agree prior to the Closing.

“Paying Agent Agreement” means the Paying Agent Agreement substantially in the form attached hereto as Exhibit K to be executed and delivered in accordance with the terms set forth in this Agreement.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” has the meaning set forth in Section 2.15.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pro Rata Portion” means, with respect to a Company Securityholder, a fraction, the numerator of which is (i) the portion of the Aggregate Merger Consideration payable to such Company Securityholder in respect of the Company Shares, the Cashed-Out Options and/or the

Company Warrants and/or pursuant to the Change of Control Plan Rights, in each case, held by such Company Securityholder immediately prior to the Closing, and the denominator of which is (ii) the portion of the Aggregate Merger Consideration payable to all Company Securityholders in respect of all Company Shares, all the Cashed-Out Options, all Company Warrants and all Change of Control Plan Rights held by all such Company Securityholders.

“Prospectus” means the prospectus and prospectus supplement relating to Parent’s contemplated convertible debt offering.

“Registrations” means the regulatory clearances, approvals, authorizations, certificates, agreements and other permissions issued by Governmental Authorities and held by Company required for the commercial marketing and sale of its products, including without limitation, the clearances issued under Section 510(k) of the FDA Act covering the Company’s products, and any supplements, amendments or modifications thereto, submitted to or required by the FDA prior to the Closing Date, as well as the CE registrations obtained from any notified body.

“Release Date” has the meaning set forth in Section 1.3(c).

“Representation Termination Date” has the meaning set forth in Section 8.1(a).

“Representative Account” has the meaning set forth in Section 1.3(c)(ii).

“Representative Fund Amount” has the meaning set forth in Section 1.3(c)(ii).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors, agents and representatives.

“Required Stockholder Approval” means the approval of (i) a majority of the outstanding capital stock of the Company, (ii) 51% of the then-outstanding shares of Company Preferred Stock (excluding the Series C Preferred Stock), voting as a single class on an as-converted to Company Common Stock basis, and (iii) 55% of the then-outstanding shares of Series E Preferred Stock and Series F Preferred Stock, voting as a single class on an as-converted to Company Common Stock basis

“Requisite Company Securityholders” has the meaning set forth in Section 1.13(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

“Securityholders’ Representative” has the meaning set forth in Section 1.13(a).

“Series A-1 Per Share Amount” means the Applicable Per Share Amount applicable to the Series A-1 Preferred Stock.

“Series A-1 Preferred Stock” means shares of Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series B Per Share Amount” means the Applicable Per Share Amount applicable to the Series BB Preferred Stock.

“Series B Preferred Stock” means shares of Series BB Preferred Stock, par value $0.001 per share, of the Company.

“Series C Per Share Amount” means the Applicable Per Share Amount applicable to the Series C Preferred Stock

“Series C Preferred Stock” means shares of Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series D Per Share Amount” means the Applicable Per Share Amount applicable to the Series D Preferred Stock

“Series D Preferred Stock” means shares of Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series E Per Share Amount” means the Applicable Per Share Amount applicable to the Series E Preferred Stock

“Series E Preferred Stock” means shares of Series E Preferred Stock, par value $0.001 per share, of the Company.

“Series F Per Share Amount” means the Applicable Per Share Amount applicable to the Series F Preferred Stock

“Series F Preferred Stock” means shares of Series F Preferred Stock, par value $0.001 per share, of the Company.

“Special Escrow Amount” has the meaning set forth in Section 1.3(c).

“Special Representations” means the representations and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.3 (Power and Authority), Section 2.4 (Capitalization), Section 2.18 (Taxes), Section 2.19 (Employee Benefit Plans) to extent such section relates to Taxes, and Section 2.24 (Brokers’ and Finders’ Fee).

“Specified Transaction Expenses” means the following expenses, to the extent incurred by or on behalf of the Company at or prior to the Closing in connection with the transactions contemplated hereby and unpaid as of the Closing: expenses payable by Company to its outside professional legal, financial, accounting and other advisors for services performed by them with respect to the Closing, the negotiation of this Agreement and the other agreements contemplated hereby (including any expenses payable by Company to such advisors for tax planning for its executives or Company Securityholders); provided, that, the amounts payable by Parent on behalf of the Company pursuant to the Accounting Expense-Sharing Agreement shall not constitute a Specified Transaction Expense.

“Stockholder-Related Claims and Losses” means any claim by any Person, including any current or former Company Stockholder or holder of Company Options of the Company, seeking to assert, or based upon or related to, and any Damages arising out of, in connection with or related to, (i) the ownership or rights to ownership of any equity securities of the Company, (ii) any rights of a Company Securityholder (other than the right to receive such Company Securityholder’s portion of the Merger Consideration pursuant to this Agreement and in accordance with the Consideration Spreadsheet), including any option, preemptive rights or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration or the Consideration Spreadsheet are incorrect, (iii) any rights under the Company Charter or Amended and Restated Bylaws, in effect as of immediately prior to the Effective Time, and (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company.

“Stockholder Written Consents” has the meaning set forth in Section 5.6(a).

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means an entity in which at least 50% of its outstanding equity or financial interests are owned directly, indirectly or beneficially by another entity.

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity or membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest” has the meaning set forth in Section 5.4(c).

“Tax Return” means any return, declaration, report, claim for refund, information statement or report or other document filed or required to be filed with a Governmental Authority with respect to Taxes (including any related or supporting schedules, statements, or information).

“Third Party Claim” has the meaning set forth in Section 8.1(f).

“Third Party Intellectual Property” means all Intellectual Property that is owned by a party other than the Company and that the Company is authorized to use by a license, sublicense or other agreement with such party.

“Unpaid Company Debt” means Company Debt unpaid and outstanding at the Closing and not set forth in the Closing Debt Certificate.

“Unpaid Specified Transaction Expenses” means Specified Transaction Expenses unpaid and outstanding at the Closing and not set forth in the Closing Expense Certificate.

“Unvested Option” means any Company Option, or portion thereof, that is not vested and exercisable immediately prior to the Effective Time.

“Vested Option” means any Company Option, or portion thereof, that is vested and exercisable immediately prior to the Effective Time.

“Vested Option Payment Amount” means, with respect to a particular Cashed-Out Option, the product of: (i) the amount, if any, by which (x) the Applicable Per Share Amount for Company Common Stock exceeds (y) the per share exercise price of such Vested Option, multiplied by (ii) the number of shares of the Company Common Stock subject to such Vested Option as of immediately prior to the Effective Time and in accordance with the terms and conditions of the Company Stock Option Plans.  The Vested Option Payment Amount is zero with respect to a Vested Option that has a per share exercise price that is equal to or exceeds the Applicable Per Share Amount for Company Common Stock.

“Warrant Termination Agreement” has the meaning set forth in Section 1.12(a).